Exhibit 99.6

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

X

JAMES CLEM, Derivatively on Behalf of THE		:	Case No. 10 CIV 3578
GOLDMAN SACHS GROUP, INC.,		:
:
Plaintiff,		:
:
vs.		:	VERIFIED SHAREHOLDER DERIVATIVE
		:	COMPLAINT FOR BREACH OF
		:	FIDUCIARY DUTY, WASTE OF
LLOYD C. BLANKFEIN, GARY D. COHN,		:	CORPORATE ASSETS, AND UNJUST
MICHAEL S. SHERWOOD, J. MICHAEL		:	ENRICHMENT
EVANS, ESTA E. STECHER, SARAH G. SMITH,		:
DAVID A. VINIAR, JOHN H. BRYAN, JAMES A.		:
JOHNSON, RUTH J. SIMMONS, WILLIAM W.		:
GEORGE, CLAES DAHLBACK, LOIS D.		:
JULIBER, STEPHEN FRIEDMAN, RAJAT K.		:
GUPTA, LAKSHMI N. MITTAL, and JAMES J.		:
SCHIRO,		:
:
Defendants,		:
:
-and-		:
:
THE GOLDMAN SACHS GROUP, INC., a		:
Delaware corporation,		:
:
Nominal Defendant.		:
	X	:	DEMAND FOR JURY TRIAL

     Plaintiff, by his attorneys, submits this Verified Shareholder Derivative Complaint against the defendants named herein.
NATURE AND SUMMARY OF THE ACTION
     1. This is a derivative action brought by a shareholder of The Goldman Sachs Group, Inc, (“Goldman” or the “Company”) on behalf of the Company against certain of its officers and directors. Plaintiff seeks to remedy defendants’ violations of state law, including breaches of fiduciary duties, waste of corporate assets, and unjust enrichment that have caused substantial monetary losses to Goldman and other damages, such as to its reputation and goodwill.
     2. Goldman is a global investment banking, securities, and investment management firm that provides a wide range of financial services. Its clients include corporations, financial institutions, governments, and high-net-worth individuals. Goldman is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System under the U.S. Bank Holding Company Act of 1956. Goldman’s activities are divided into three segments: (i) Investment Banking; (ii) Trading and Principal Investments and (iii) Asset Management and Securities Services.
     3. On April 16, 2010, the U.S. Securities and Exchange Commission (“SEC”) filed an action against Goldman, Sachs & Co. and its employee Fabrice Tourre (“Tourre”) for violating the U.S. federal securities laws in the U.S. District Court for the Southern District of New York (the “SEC Action”). The SEC Action arises out of Goldman’s role in creating and selling a synthetic collateralized debt obligation (“CDO”) offering in early 2007. The CDO structure at issue in the SEC Action is known as Abacus 2007-ACI. Beginning in 2004, Goldman created or engaged in 23 Abacus transactions, each based at least in part upon highly leveraged synthetic CDOs. According to the SEC Action, a committee comprised of senior-level management at Goldman, the Mortgage Capital Committee, approved Abacus 2007-AC1.
     4. The gravamen of the SEC Action is that Goldman did not reveal to Abacus 2007-AC1 investors that Paulson & Co., Inc. (“Paulson”) played a large role in picking the underlying securities that would be bundled in the CDO and that Paulson would be taking a short position against the

CDO. In particular, the SEC Action alleges that Paulson approached Goldman to make a market through a structured transaction consistent with Paulson’s negative view on the residential mortgage backed securities (“RMBS”) market. The structure of the deal allowed Paulson to pick and short what it believed were the riskiest assets.
     5. Goldman created the marketing materials for Abacus 2007-AC1. The disclosure documents prepared by Tourre and Goldman only represented that ACA Capital Management LLC (“ACA”) selected the Abacus 2007-AC1 portfolio. ACA is a third party company known for bundling mortgages and similar securities. ACA’s reputation allowed Goldman to entice other investors to participate in the transaction. Notably, IKB Deutsche Industriebank AG (“IKB”) invested approximately $150 million in Abacus 2007-AC1. Goldman’s marketing documents said nothing about Paulson’s participation, even though its senior management knew Paulson’s involvement was material. Moreover, the SEC Action states that Goldman represented to ACA that Paulson was investing in Abacus 2007-AC1 and thus their interests were aligned.
     6. By October 24, 2007, 83% of the RMBS in the Abacus 2007-AC1 portfolio had been downgraded and 17% were on negative watch. By January 29, 2008, 99% of the portfolio had been downgraded. As a result, investors lost over $1 billion. Paulson made approximately $900 million. Goldman made approximately $15 million as a result of Abacus 2007-AC1, but has suffered significant repercussions for its involvement in Abacus 2007-AC1 including significant damage to the Company’s market capitalization.
     7. Due to the statements by its top executives denying any wrongdoing during the subprime crisis, the public and Goldman’s shareholders were shocked that the SEC filed an action against the Company and by the contents of the SEC Action. The same cannot be said for Goldman’s executives and Board of Directors (“Board”) members. The SEC asked Goldman for information on this transaction in August of 2008. During the investigation, Goldman met with the SEC officials trying to fend off the civil lawsuit. According to the Washington Post, the SEC informed Goldman in writing that it planned on bringing a civil action against the Company. Nevertheless, Goldman did not disclose that it had received a Wells Notice in July 2009 regarding the Abacus 2007-AC1 transaction, that it was producing documents to the SEC, or that an SEC action was imminent until after the SEC Action was filed. Even after the SEC filed its action, executives at Goldman claimed they were “blindsided.”
     8. The Individual Defendants (as defined herein) concealed their wrongdoing because of the intense public scrutiny placed on Goldman because of the TARP funds and public suspicion of their role in the collapse. According to Brad Hintz of Bernstein Research, Goldman could lose over $700 million, or $1.20 per share, over the next two years as a result of charges that it misled investors. In addition to the SEC Action, investors in the Abacus 2007-AC1 will likely file direct claims against Goldman seeking to recoup their losses and any available punitive damages.
     9. Notably, while defendants (but not the public) knew of the Wells Notice issued to Goldman, certain of them, including Esta E. Stecher (“Stecher”), Goldman’s co-General Counsel, and John H. Bryan (“Bryan”), a Board member, took advantage of their possession of material, adverse, non-public information and collectively sold approximately $65.4 million worth of Goldman shares between October 2009 and February 2010. As the Wall Street Journal (the “Journal”) reported on April 24, 2010, this was “the most active spate of insider selling [at Goldman] in three years.”
     10. The conduct that was the subject of the SEC Action first came to light publicly on December 23, 2009 (four months after the SEC issued a Wells Notice to Goldman, which defendants had not disclosed), when The New York Times published an article entitled “Banks Bundled Bad Debt, Bet Against It and Won,” which specifically “outed” defendants’ breaches of fiduciary duties and bets against Goldman’s clients, and particularly in connection with the Abacus deals. The New York Times article stated, in pertinent part:
     Pension funds and insurance companies lost billions of dollars on securities that they believed were solid investments, according to former Goldman employees with direct knowledge of the deals who asked not to be identified because they have confidentiality agreements with the firm.
     Goldman was not the only firm that peddled these complex securities — known as synthetic collateralized debt obligations, or C.D.O.’s — and then made financial bets against them, called selling short in Wall Street parlance. Others that created similar securities and then bet they would fail, according to Wall Street traders, include Deutsche Bank and Morgan Stanley, as well as smaller firms like Tricadia Inc., an investment company whose parent firm was overseen by Lewis A.

Sachs, who this year became a special counselor to Treasury Secretary Timothy F. Geithner.
     How these disastrously performing securities were devised is now the subject of scrutiny by investigators in Congress, at (the Securities and Exchange Commission and at the Financial Industry Regulatory Authority, Wall Street’s self-regulatory organization, according to people briefed on the investigations. Those involved with the inquiries declined to comment.
     While the investigations are in the early phases, authorities appear to be looking at whether securities laws or rules of fair dealing were violated by firms that created and sold these mortgage-linked debt instruments and then bet against the clients who purchased them, people briefed on the matter say.
     One focus of the inquiry is whether the firms creating the securities purposely helped to select especially risky mortgage-linked assets that would be most likely to crater, setting their clients up to lose billions of dollars if the housing market imploded.
     Some securities packaged by Goldman and Tricadia ended up being so vulnerable that they soured within months of being created.
     Goldman and other Wall Street firms maintain there is nothing improper about synthetic C.D.O.’s, saying that they typically employ many trading techniques to hedge investments and protect against losses. They add that many prudent investors often do the same. Goldman used these securities initially to offset any potential losses stemming from its positive bets on mortgage securities.
     But Goldman and other firms eventually used the C.D.O.’s to place unusually large negative bets that were not mainly for hedging purposes, and investors and industry experts say that put the firms at odds with their own clients’ interests.
     “The simultaneous selling of securities to customers and shorting them because they believed they were going to default is the most cynical use of credit information that I have ever seen,” said Sylvain R. Raynes, an expert in structured finance at R&R Consulting in New York. “When you buy protection against an event that you have a hand in causing, you are buying fire insurance on someone else’s house and then committing arson.”
*      *      *
     Goldman Saw It Coming
     Before the financial crisis, many investors — large American and European banks, pension funds, insurance companies and even some hedge funds — failed to recognize that overextended borrowers would default on their mortgages, and they kept increasing their investments in mortgage-related securities. As the mortgage market collapsed, they suffered steep losses.
     A handful of investors and Wall Street traders, however, anticipated the crisis. In 2006, Wall Street had introduced a new index, called the ABX, that became a way to invest in the direction of mortgage securities. The index allowed traders to bet on or against pools of mortgages with different risk characteristics, just as stock indexes enable traders to bet on whether the overall stock market, or technology stocks or bank stocks, will go up or down.
     Goldman, among others an Wall Street, has said since the collapse that it made big money by using the ABX to bet against the housing market. Worried about a housing bubble, top Goldman executives decided in December 2006 to change the firm’s overall stance on the mortgage market, from positive to negative, though it did not disclose that publicly.
     Even before then, however, pockets of the investment bank had also started using C.D.O.’s to place bets against mortgage securities, in some cases to hedge the firm’s mortgage investments, as protection against a fall in housing prices and an increase in defaults.
     [Jonathan] Egol was a prime mover behind these securities. Beginning in 2004, with housing prices soaring and the mortgage mania in fill swing, Mr. Egol began creating the deals known as Abacus. From 2004 to 2008, Goldman issued 25 Abacus deals, according to Bloomberg, with a total value of $10.9 billion.
     Abacus allowed investors to bet for or against the mortgage securities that were linked to the deal. The C.D.O.’s didn’t contain actual mortgages. Instead, they consisted of credit-default swaps, a type of insurance that pays out when a borrower defaults. These swaps made it much easier to place large bets on mortgage failures.
     Rather than persuading his customers to make negative bets on Abacus, Mr. Egol kept most of these wagers for his firm, said five former Goldman employees who spoke on the condition of anonymity. On occasion, he allowed some hedge funds to take some of the short trades.
     Mr. Egol and Fabrice Tourre, a French trader at Goldman, were aggressive from the start in trying to make the assets in Abacus deals look better than they were, according to notes taken by a Wall Street investor during a phone call with Mr. Tourre and another Goldman employee in May 2005.
     On the call, the two traders noted that they were trying to persuade analysts at Moody’s Investors Service, a credit rating agency, to assign a higher rating to one part of an Abacus C.D.O. but were having trouble, according to the investor’s notes, which were provided by a colleague who asked for anonymity because he was not authorized to release them. Goldman declined to discuss the selection of the assets in the C.D.O.’s, but a spokesman said investors could have rejected the C.D.O. if they did not like the assets.
     Goldman’s bets against the performances of the Abacus C.D.O.’s were not worth much in 2005 and 2006, but they soared in value in 2007 and 2008 when the mortgage market collapsed. The trades gave Mr. Egol a higher profile at the bank, and he was among a group promoted to managing director on Oct. 24, 2007.
     “Egol and Fabrice were way ahead of their time” said one of the former Goldman workers. “They saw the writing on the wall in this market as early as 2005.” By creating the Abacus C.D.O.’s, they helped protect Goldman against losses that others would suffer.

     11. In response to The New York Times’ December 24, 2009 article, defendants caused the Company to issue a press release the same day specifically denying any wrongdoing by any Goldman personnel entitled “Goldman Sachs Responds to The New York Times on Synthetic Collateralized Debt Obligations.” Among other things, defendants represented that it was “fully disclosed and well known to investors that banks that arranged synthetic CDOs took the initial short position and that these positions could either have been applied as hedges against other risk positions or covered via trades with other investors.”
     12. Notably, the Board conducted no internal investigation into the matters raised by the December 24, 2009 The New York Times article (nor caused such an internal investigation to take place) before or after issuing this blanket denial of wrongdoing.
     13. Perhaps worse still (particularly in light of the fact that The New York Times had now revealed that multiple governmental and regulatory investigations, including one by the SEC, had begun), in addition to denying any misconduct at Goldman, the Board chose to continue to conceal that the Company had received a Wells Notice months earlier, or that the SEC was investigating misconduct at Goldman. Defendants’ press release stated, in relevant part:
     Many of the synthetic CDOs arranged were the result of demand from investing clients seeking long exposure.
     Synthetic CDOs were popular with many investors prior to the financial crisis because they gave investors the ability to work with banks to design tailored securities which met their particular criteria, whether it be ratings, leverage or Other aspects of the transaction.
     The buyers of synthetic mortgage CDOs were large, sophisticated investors. These investors had significant in-house research staff to analyze portfolios and structures and to suggest modifications. They did not rely upon the issuing banks in making their investment decisions.
     14. Several months later, on or about April 7, 2010, in a letter to Goldman shareholders published as part of the Company’s Annual Report on Form DEF 14A, defendants Lloyd C. Blankfein (“Blankfein”), Goldman’s Chairman and Chief Executive Officer (“CEO”), and Gary D. Cohn (“Cohn”), the Company’s President and Chief Operating Officer (“COO”) again denied any wrongdoing. Specifically, Blankfein and Cohn stated: “Although Goldman Sachs held various positions in residential mortgage-related products in 2007, our short positions were not a bet against our clients,”
     15. This was a lie. As The New York Times would later report in an article entitled “Goldman Cited ‘Serious’ Profit on Mortgages” published on April 24, 2010, certain of the defendants (and other top Goldman insiders), including Blankfein, Cohn, and David A. Viniar (“Viniar”), the Company’s Chief Financial Officer (“CFO”), traded e-mail messages in 2007 saying, among other things, that they would make “some serious money” betting against the housing markets. These e-mails, as noted by The New York Times, “contradict statements by Goldman that left the impression that the firm lost money on mortgage-related investment.”
     16. A little over a week after defendants specifically denied that Goldman personnel had placed bets against the Company’s own clients, on April 16, 2010, the SEC filed the SEC Action against Goldman and Tourre in this Court captioned Securities and Exchange Commission v. Goldmen Sachs & Co. and Fabrics Tourre, Case No. 1:10-cv-03229-BSJ. The SEC Action charged Goldman and Tourre with defrauding investors by misstating and omitting key facts about the products described herein.
     17. Later that day, in a hastily-assembled press release, defendants (including the Board) once again, as usual, flatly denied the SEC’s allegations or any allegations of wrongdoing at Goldman. Specifically, defendants defiantly claimed that “[t]he SEC’s charges are completely unfounded in law and fact and we will vigorously contest them and defend the firm and its reputation,” Further, defendants arrogantly added that “[they] are disappointed that the SEC would bring this action.
     18. Immediately following the filing of the SEC Action, the price of the Company’s stock fell 13% from $184.27 per share to close at $160.70 per share on April 16, 2010. This represented a one-day market capitalization loss of over $10 billion.
     19. The news for Goldman and its stockholders has only continued to worsen in the wake of the filing of the SEC Action as the financial press got a hold of the story and investigated further.

20. For instance, in a April 17, 2010 article entitled “For Goldman, a Bet’s Stakes Keep Growing,” The New York Times reported that, according to former Goldman employees,”[a]s the housing market began to fracture in 2007, senior Goldman executives began overseeing the mortgage department closely ... [and] routinely visited the unit. Among them were David A. Viniar, the chief financial officer; Gary D. Cohn, then the co-president; and Pablo Salame, a sales and trading executive, these former employees said. Even Goldman’s chief executive, Lloyd C. Blankfein, got involved.” The New York Times also noted in this article that “[r]ecent public statements made by Mr. Blankfein seem to conflict with the S.E.C. account.”
     21. The New York Times further confirmed the involvement of top Goldman insiders, including defendant Blankfein, in an April 18, 2010 article entitled “Senior Executives at Goldman Had a Role in Mortgage Unit.” This article specifically states that “executives up to and including Lloyd C. Blankfein, the chairman and chief executive, took an active role in overseeing the mortgage unit as the tremors in the housing market began to reverberate through the notion’s economy.”
     22. Notwithstanding these revelations, defendants (including the Board) have continued to issue unequivocal denials of wrongdoing and have refused to conduct any type of internal investigation. For instance, on April 19, 2010, defendants caused the Company to state that “we believe that the firm’s actions were entirely appropriate.”
     23.  The Board has specifically come under fire (and rightfully so) for its failure to investigate and properly inform itself in the face of such serious allegations. For instance, in an April 19, 2010 article published by Bloomberg entitled “Goldman Sachs Stock, Board Under Pressure Amid Probe,” James Post, a professor of corporate governance and ethics at Boston University, took the Board to task for its apparent inaction and failure to investigate, and noted that defendants’ strong and swift public denials of any wrongdoing have compromised the Board’s ability to investigate or take any meaningful action. Moreover, this article also indicated that the total costs to Goldman in connection with the SEC Action could amount to $2 billion. The Bloomberg article, in pertinent part, states:

     Prime Minister Gordon Brown called yesterday for the U.K. Financial Services Authority to start a probe, saying he was “shocked” at the “moral bankruptcy” indicated in the Securities and Exchange Commission suit against Goldman Sachs. Germany’s financial regulator, Bafin, asked the SEC for details on the suit, a spokesman for Chancellor Angela Merkel said.
     The escalating rhetoric adds urgency to efforts by Chairman and Chief Executive Officer Lloyd Blankfein and the rest of his board to stem negative publicity. Although Goldman Sachs vowed to fight the SEC case, calling it “unfounded in law and fact,” the stock plunged 13 percent on April 16. The shares fell 1.9 percent to $157.61 at 9:47 a.m. in New York Stock Exchange trading.
     “The lynch-mob mentality that is prevailing right now against Goldman is such that you don’t know where this thing could go, so I think the stock is going to be under continuing pressure,” said Michael Holland, who oversees more than $4 billion as chairman of New
York-based Holland & Co. “The board actually has to pay attention not only to the legal niceties of this thing but also to the franchise viability as well.”
*     *     *
     Steve Stelmach, an analyst at FBR Capital Markets in Arlington, Virginia, today removed Goldman from his “Top Picks” list, citing the SEC suit. He still reiterated his outperform rating because of the bank’s “strong fundamentals.”
     “The market appears to be overly discounting the potential earnings impact from the SEC charges,” he wrote in a note to clients today. The stock’s drop implies the suit may cost the bank $2 billion before tax, twice the $1 billion the SEC says investors lost in the transaction, he wrote.
*     *     *
     Goldman Sachs’s board of directors should do its own investigation to ensure that it understands what senior management knew about the issues raised by the SEC’s complaint, said James Post, a professor of corporate governance and ethics at the Boston University School of Management.
     ‘How Long?’
     “The board has got to be insisting on a much deeper level of internal investigation that reports only to them, not to Blankfein,” Post said. “They’ve got to be asking the question ‘how long can we continue going with Blankfein before we’ve got to clean house and put a new group of people in there?”
     William W. George, a Harvard Business School professor who has served on Goldman Sachs’s board since 2002, referred a request for an interview to the company’s press office. His Twitter account, which lauded JPMorgan Chase & Co. CEO Jamie Dimon for his firm’s better-than-expected earnings on April 14, remained silent on the controversy surrounding Goldman Sachs.
     Boston University’s Post said he wouldn’t expect the board to take any immediate action to change the firm’s management because it would seem to contradict the defiant position the company took on April 16.

     “I’m pretty sure that the board at Goldman is having a bad weekend,” Post said on April 18. “They may be praying for some news out of the Vatican or a new volcano to get them off the front pages.”
     24. Defendants (including the Board) have similarly faced strong criticism for their failure to disclose the Company’s receipt of a Wells Notice. For example, on April 19, 2010, Reuters published an article entitled “Goldman May Face Backlash For Staying Mum on Probe,” which stated that not only did defendants learn of the likelihood of charges against Goldman in July 2009 with the issuance of a Wells Notice, but that defendants’ blanket denials and silence since that lime may further hurt the Company. Defendants’ decision to conceal the Wells Notice issued to Goldman has further been criticized by Charles Elson,1 in an April 19, 2010 New York Post article entitled “Goldman Bosses Hid Feds’ Probe.” Specifically, Mr. Elson stated “[i]n an age of heightened transparency ... receipt of that [Wells] notice should have been disclosed.”
     25. In addition to the Company’s problems within the U.S. as a result of these events, on April 20, 2010, it was revealed that Britain’s Financial Services Authority has now launched its own probe in the matter.
     26. On April 24, 2010, The New York Times published its article “Goldman Cited ‘Serious’ Profit on Mortgages” which revealed the contradiction between defendants’ public statements and their private communications. Specifically, The New York Times reported:
     In late 2007, as the mortgage crisis gained momentum and many banks were suffering losses, Goldman Sachs executives traded
e-mail messages saying that they would make “some serious money” betting against the housing markets.
     The messages, released Saturday by the Senate Permanent Subcommittee on Investigations, appear to contradict statements by Goldman that left the impression that the firm lost money on mortgage-related investments.
     In the messages, Lloyd C. Blankfein, the bank’s chief executive, acknowledged in November 2007 that the firm had lost money initially. But it later recovered by making negative bets, known as short positions, to profit as housing prices plummeted, “Of course we didn’t dodge the mortgage mess,” he wrote. “We lost money, then made more than we lost because of shorts.”
     He added, “It’s not over, so who knows how it will turn out ultimately.”

[1]	Mr. Elson is the Edgar S. Woolard, Jr., Chair in Corporate Governance and the Director of the John L. “Weinberg Center for Corporate Governance at the University of Delaware.

     In another message, dated July 25, 2007, David A. Viniar, Goldman’s chief financial officer, reacted to figures that said the company had made a $51 million profit from bets that housing securities would drop in value. “Tells you what might be happening to people who don’t have the big short,” he wrote to Gary D. Cohn, now Goldman’s president.
* * *
     Goldman on Saturday denied it made a significant profit on mortgage-related products in 2007 and 2008. It said the subcommittee had “cherry-picked” e-mail messages from the nearly 20 million pages of documents it provided. This sets up a showdown between the Senate subcommittee and Goldman, which has aggressively defended itself since the Securities and Exchange Commission filed a security fraud complaint against it nine days ago. On Tuesday, seven current and former Goldman employees, including Mr. Blankfein, are expected to testify at a Congressional hearing.
     Carl Levin, Democrat of Michigan and head of the Permanent Subcommittee on Investigations, said that the e-mail messages contrasted with Goldman’s public statements about its trading results, “The 2009 Goldman Sachs annual report stated that the firm ‘did not generate enormous net revenues by betting against residential related products,’ “ Senator Levin said in a statement Saturday. “ These e-mails show that, in fact, Goldman made a lot of money by betting against the mortgage market”
     The messages appear to connect some of the dots at a crucial moment of Goldman history. They show that in 2007, as most other banks hemorrhaged money from plummeting mortgage holdings, Goldman prospered.
     At first, Goldman openly discussed its prescience in calling the housing downfall. In the third quarter of 2007, the investment bank reported publicly that it had made big profits on its negative bet on mortgages.
     But by the end of 2007, the firm curtailed disclosures about its mortgage trading results. Its chief financial officer told analysts that they should not expect Goldman to reveal whether it was long or short on the housing market. By late 2008, Goldman was emphasizing its losses, rather than its profits, pointing regularly to write-downs of $1.7 billion on mortgage assets in 2008 and not disclosing the amount it made on its negative bets.
     Goldman and other firms often take positions on both sides of an investment. Some are long, which are bets that the investment will do well, and some are shorts, which are bets the investment will do poorly.
     Goldman has said it added shorts to balance its mortgage book, not to make a directional bet on a market collapse. But the messages released by the subcommittee Saturday appear to show that in 2007, at least, Goldman’s short bets were eclipsing the losses on its long positions.
     In May 2007, for instance, Goldman workers e-mailed one another about losses on a bundle of mortgages issued by Long Beach Mortgage Securities. Though the firm lost money on those, a worker wrote, there was “good news”: “we own 10 mm in protection.” That meant Goldman had enough of a bet against the bond that, over all, it profited by $5 million.

     On Oct. 11, 2007, one Goldman manager in the trading unit wrote to another, “Sounds like we will make some serious money,” and received the response, “Yes we are well positioned.”
     Documents released by the Senate subcommittee appear to indicate that in July 2007, Goldman’s accounting showed losses of
$3 22 million on positive mortgage positions, but its negative bet — what Mr. Viniar called “the big short” — brought in $373 million.
     As recently as a week ago, a Goldman spokesman emphasized that the firm had tried only to hedge its mortgage holdings in 2007.
     The firm said in its annual report this month that it did not know back then where housing was headed, a sentiment expressed by Mr. Blankfein the last time he appeared before Congress.
     “We did not know at any minute what would happen next, even though there was a lot of writing,” he told the Financial Crisis Inquiry Commission in January.
     It is not known how much money in total Goldman made on its negative housing bets. Neither Goldman nor the panel issued information about Goldman’s mortgage earnings in 2009.
     In its response Saturday, Goldman Sachs released an assortment of internal email messages. They showed workers disagreeing at some junctures over the direction of the mortgage market. In 2008, Goldman was stung by some losses on higher-quality mortgage bonds it held, when the crisis expanded from losses on risky bonds with subprime loans to losses in mortgages that were given to people with better credit histories.
     Still, in late 2006, there are messages that show Goldman executives discussing ways to get rid of the firm’s positive mortgage positions by selling them to clients. In one message, Goldman’s chief financial officer, Mr. Viniar, wrote, “Let’s be aggressive distributing things.”
     Goldman also released detailed financial statements for its mortgage trading unit. Those statements showed that a group of traders in what was known as the structured products group made a profit of $3.69 billion as of Oct. 26, 2007, which more than covered losses in other parts of Goldman’s mortgage unit.
     Several traders from that group will testify on Tuesday.
     The messages released by Goldman included many written by Fabrice Tourre, the executive who is the only Goldman employee named in the S.E.C, complaint. They reveal his skepticism about the direction of the subprime mortgage market in 2007. In a March 7 message to his girlfriend, he wrote, “According to Sparks, that business is totally dead, and the poor little subprime borrowers will not last so long.” He was referring to Dan Sparks, then the head of Goldman’s mortgage trading unit.
     27. That same day, the Journal published its article “Insiders Sold Shares As SEC Probed Firm,” detailing defendants’ illicit insider sales made while they, but not the public, knew of the Wells Notice that had been issued to Goldman by the SEC.

     28. Defendants’ attitude and actions in the face of a firestorm of criticism in the wake of the recent global financial crisis are consistent with their knee-jerk, strong denials of wrongdoing and their failure to disclose the Wells Notice. For instance, one needs to look no further than the now-infamous comment defendant Blankfein made to The Times of London in November 2009, “I’m doing God’s work, in response to the recent public scrutiny over the Company’s excessive executive compensation practices,2 to understand defendants’ “circle the wagons” mentality.
     29. Indeed, rather than investigate the serious allegations of wrongdoing raised by The New York Times, or later in the SEC Action, or take any other steps to properly inform themselves, the Board has brashly stated that the “SEC’s charges are completely unfounded in law and fact.” Clearly, defendants, including the Board, have consistently and repeatedly taken the hard-line stance that no wrongdoing could have possibly occurred at Goldman. Accordingly, it would be wholly impossible to expect that the Board would be able to consider a stockholder demand in good faith.
     30. Most recently, on April 27, 2010, Goldman executives appeared before Congress to testify and continued to deny any wrongdoing. Moreover, upon direct questioning, they side-stepped the question of whether they were and are obligated to “put clients first,” As the New York Times reported:
     Even before the first question was leveled inside the Senate chamber, Tuesday was going to be uncomfortable for Goldman Sachs.
     But then the questions kept coming — and coming and coming.
     Through the day and into the evening, Goldman Sachs officials met with confrontation and blunt questioning as senators from both parties challenged them over their aggressive marketing of mortgage investments at a time when the housing market was already starting to falter.
     In an atmosphere charged by public animosity toward Wall Street, the senators compared the bankers to bookies and asked why Goldman had sold investments that its own sales team had disparaged with a vulgarity.

[2]	That the SEC issued a Wells Notice to the Company at the same time that Goldman was already publicly under fire for its executive compensation practices and policies only underscores the impropriety of defendants’ failure to disclose the Wells Notice.

     “The idea that Wall Street came out of this thing just fine, thank you, is just something that just grates on people,” said Senator Edward E. Kaufman Jr., a Democrat from Delaware. “They think you didn’t just come out fine because it was luck. They think you guys just really gamed this thing real well.”
     But throughout a subcommittee hearing lasting more than 10 hours, current and former Goldman officials insisted that they had done nothing to mislead their clients. Time and again, the senators and the Goldman executives, among them the chairman and chief executive, Lloyd C. Blankfein, seemed to be talking past each other.
* * *
     A Republican member, Senator Susan M. Collins of Maine, turned from one witness to the next as she asked repeatedly whether they felt a duty to act in the best interest of their clients. Only one of the four witnesses she questioned seemed to affirm such a duty outright.
     In what almost added up to a light moment, Senator Mark L. Pryor, Democrat of Arkansas, said the public wanted to know what went wrong and “how we can fix it,” adding (that Americans feel that Wall Street contributed to the financial crisis. “People feel like you are betting with other people’s money and other people’s future,” he said. “Instead of Wall Street, it looks like Las Vegas.”
     Senator Ensign said he took offense at the comparison, saying that in Las Vegas the casinos do not manipulate the odds while you are playing the game. The better analogy, he said, would be to someone playing a slot machine while the “guys on “Wall Street” were “tweaking the odds in their favor.”
     The gap between Wall Street and the rest of the country was a recurring theme, with senators occasionally pointing out how much Goldman, and indeed the witnesses, had profited as the overall economy was headed for a plunge.
     Senator Claire McCaskill, Democrat of Missouri, mentioned during her questioning that she was trying to “home in on why I have so many unemployed people” and lost money in pensions.
     The questioning Tuesday put the Goldman witnesses on the defensive, with the senators expressing exasperation that they were deliberately dodging questions or stalling for time.
     It was at 10:01 a.m., one minute late, when the session began with opening remarks from subcommittee chairman, Senator Carl Levin, Democrat of Michigan. The public galleries, accommodating roughly 100 people, were full and included four people dressed in mock striped prison jumpsuits who jeered at the Goldman officials.
     “How do you live with yourself, Fab?” one shouted as Mr. Tourre was ushered out of the chamber after his testimony.

     A tone of confrontation was set at the beginning, with Senator Levin’s opening remarks, He said the questioning would focus on the role of investment banks in the financial crisis, and particularly on the activities of Goldman Sachs in 2007, which “contributed to the economic collapse that came full blown the following year.”
     While the hearing had ramifications for the entire sector and the activities of lenders to make more money from risky mortgage loans, Senator Levin added, it was focusing on Goldman as an “active player in building this mortgage machinery.”
     He said that while the S.E.C. suit and the courts would address the legality of its activities, “the question for us is one of ethics and policy: were Goldman’s actions in 2007 appropriate, and if not, should we act to bar similar actions in the future?”
     In addition to Mr. Tourre and Mr. Sparks, Goldman executives testifying included Joshua S. Bimbaum, a former managing director in the structured products group trading, and Michael J. Swenson, another managing director in that group.
     A second panel included David A. Viniar., executive vice president and chief financial officer, and Craig W. Broderick, the chief risk officer.
     At one point Mr. Viniar prompted a collective gasp when Mr. Levin asked him how he felt when he learned that Goldman employees had used vulgar terms to describe the poor quality of certain Goldman deals. Mr. Viniar replied, “I think that’s very unfortunate to have on e-mail.”
     Senator Levin then berated Mr. Viniar for not saying that he was appalled that Goldman employees even thought their deals were of poor quality, much less put it in e-mail. Mr. Viniar later apologized.
     As the hearing stretched into the evening, Mr. Blankfein, Goldman’s chief, entered the chamber with an almost angry demeanor, in a brief prepared statement, he held tight to Goldman’s defenses.
     Later, asked if he knew the housing market was doomed, Mr. Blankfein replied, “I think we’re not that smart.”
     Mr. Blankfein was asked repeatedly whether Goldman sold securities that it also bet against, and whether Goldman treated those clients properly.
     “You say betting against,” Mr. Blankfein said in a lengthy exchange. But he said the people who were coming to Goldman for risk in the housing market got just that: exposure to the housing market. “The unfortunate thing,” he said,” is that the housing market went south very quickly.”
     Senator Levin pressed Mr. Blankfein again on whether his customers should know what Goldman workers think of deals they are selling, and Mr. Blankfein reiterated his position that sophisticated investors should be allowed to buy what they want.
     Mr. Blankfein was also pressed on the deal at the center of the S.E.C. case. He said the investment was not meant to fail, as the S.E.C. claims, and in fact, that the deal was a success, in that it conveyed “risk that people wanted to have, and in a market that’s not a failure.”
     To which Senator Jon Tester, Democrat of Montana, replied, “It’s Like we’re speaking a different language here.”
     31. As a result of defendants’ breaches of fiduciary duty and other misconduct, the price of the Company’s stock still has not recovered and currently trades at around $157 per share — a plummet of approximately 15% in approximately two weeks.
     32. Accordingly, the Company has been damaged.
JURISDICTION AND VENUE
     33. This Court has jurisdiction over all claims asserted herein pursuant to 28 U.S.C. §1332(a)(2) because complete diversity exists between the plaintiff and each defendant, and the amount in controversy exceeds $75,000. This action is not a collusive action designed to confer jurisdiction on a court of the United States that it would not otherwise have.
     34. This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that conducts business in and maintains operations in this District, or is an individual who has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by the District courts permissible under traditional notions of fair play and substantial justice.
     35. Venue is proper in this Court pursuant to 28 U.S.C. §1391(a) because: (i) Goldman maintains its principal place of business in the District; (ii) one or more of the defendants either resides in or maintains executive offices in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts detailed herein, and aiding and abetting and conspiracy in violation of fiduciary duties owed to Goldman occurred in this District; and (iv) defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

THE PARTIES
     36. Plaintiff James Clem was a shareholder of Goldman at the time of the wrongdoing complained of, has continuously been a shareholder since that time and is a current Goldman shareholder. Plaintiff is a citizen of California.
     37. Nominal defendant Goldman is a Delaware corporation with its principal executive offices located at 200 West Street, New York, New York. Goldman is a global investment banking, securities, and investment management firm that provides a wide range of financial services.
     38. Defendant Blankfein is Goldman’s Chairman of the Board and CEO and has been since June 2006. Blankfein is also a Goldman director and has been since April 2003. Blankfein was Goldman’s President and Chief Operating Officer from January 2004 to June 2006; Vice Chairman from April 2002 to January 2004; co-head of Fixed Income, Currency and Commodities Division (“FICC”) from 1997 to April 2002; and head or co-head of the Currency and Commodities Division from 1994 to 1997. Goldman paid defendant Blankfein the following compensation as an executive:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$262,657
Defendant Blankfein is a citizen of New York.
     39. Defendant Cohn is Goldman’s President and has been since June 2006. Cohn is also Goldman’s COO and has been since April 2009. Cohn was Goldman’s Co-Chief Operating Officer from June 2006 to March 2009 and co-head of global securities businesses from January 2004 to June 2006. Cohn also served in various other positions at Goldman from 1996 to January 2004, including as co-head of Equities, co-head of FICC, co-chief operating officer of FICC; and global head of the commodities business. Goldman paid defendant Cohn the following compensation as an executive:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$225,156
Defendant Cohn is a citizen of New York.

     40. Defendant Michael S. Sherwood (“Sherwood”) is a Goldman Vice Chairman and has been since February 2008 and co-CEO of Goldman Sachs International and has been since 2005. Sherwood was also global co-head of Goldman’s securities business from 2003 to February 2008 and head of the Fixed Income, Currency and Commodities Division in Europe from 2001 to 2003. While in possession of material non-public information concerning Goldman’s true business health, defendant Sherwood sold 182,860 of his Goldman shares for $31,936,166 in proceeds. Defendant Sherwood is a citizen of England.
     41. Defendant J. Michael Evans (“Evans”) is a Goldman Vice Chairman and has been since February 2008 and chairman of Goldman Sachs Asia and has been since 2004. Evans was also global co-head of Goldman’s securities business from 2003 to February 2008 and co-head of the Equities Division from 2001 to 2003. While in possession of material non-public information concerning Goldman’s true business health, defendant Evans sold 140,000 of his Goldman shares for $23,768,000 in proceeds, Goldman paid defendant Evans the following compensation as an executive:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$1,024,448
Defendant Evans is a citizen of Hong Kong.
     42. Defendant Stecher is a Goldman Executive Vice President, General Counsel and co-head of the Legal Department and has been since December 2000. Stecher was also head of Goldman’s Tax Department from 1994 to 2000, over which she continues to have senior oversight responsibility. While in possession of material non-public information concerning Goldman’s true business health, defendant Stecher sold 37,558 of her Goldman shares for $5,760,388 in proceeds. Defendant Stecher is a citizen of New York.
     43. Defendant Sarah G. Smith (“Smith”) is Goldman’s Principal Accounting Officer and has been since at least March 1999. While in possession of material non-public information concerning Goldman’s true business health, defendant Smith sold 16,129 of her Goldman shares for $3,009,187 in proceeds. Defendant Smith is a citizen of Colorado.

     44. Defendant Viniar is a Goldman Executive Vice President and CFO and has been since May 1999. Viniar is also Goldman’s head of Operations, Technology, Finance and Services Division and has been since December 2002. Viniar was Goldman’s head of the Finance Division and co-head of Credit Risk Management and Advisory and Firmwide Risk from December 2001 to December 2002, and co-head of Operations, Finance and Resources from March 1999 to December 2001. Viniar also served in various other positions at Goldman Sachs Group, L.P., Goldman’s predecessor, from 1992 to May 1999, including as Chief Financial Officer; Deputy Chief Financial Officer; head of Finance; head of Treasury; and part of the Structured Finance Department of Investment Banking. Goldman paid defendant Viniar the following compensation as an executive:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$237,365
Defendant Viniar is a citizen of New Jersey.
     45. Defendant Bryan is Goldman’s Presiding Director and has been since at least February 2007 and a director and has been since November 1999. Bryan is also a member of Goldman’s Audit Committee and has been since at least November 2008. While in possession of material non-public information concerning Goldman’s true business health, defendant Bryan sold 6,000 of his Goldman shares for $932,220 in proceeds. Goldman paid defendant Bryan the following compensation as director:

Fiscal	Total
Year	Compensation
2009	$476,004
Defendant Bryan is a citizen of Illinois.
     46. Defendant James A. Johnson (“Johnson”) is a Goldman director and has been since May 1999. Johnson is also a member of Goldman’s Audit Committee and has been since at least November 2008. Goldman paid defendant Johnson the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$476,004
Defendant Johnson is a citizen of Idaho.

     47. Defendant Ruth J. Simmons (“Simmons”) is a Goldman director and has been since January 2000. Simmons announced in February 2010 that she will retire from Goldman’s Board in May 2010. Goldman paid defendant Simmons the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$450,876
Defendant Simmons is a citizen of Rhode Island.
     48. Defendant William W. George (“George”) is a Goldman director and has been since December 2002. George is also a member of Goldman’s Audit Committee and has been since at least November 2008. Goldman paid defendant George the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$455,676
Defendant George is a citizen of Massachusetts.
     49. Defendant Claes Dahlbäck (“Dahlbäck”) is a Goldman’s director and has been since June 2003. Dahlbäck is also a member of Goldman’s Audit Committee and has been since at least November 2008. Goldman paid defendant Dahlbäck the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$455,676
Defendant Dahlbäck is a citizen of Sweden.
     50. Defendant Lois D. Juliber (“Juliber”) is a Goldman director and has been since March 2004. Juliber is also a member of Goldman’s Audit Committee and has been since at least November 2008. Goldman paid defendant Juliber the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$455,676
Defendant Juliber is a citizen of New York.
     51. Defendant Stephen Friedman (“Friedman”) is a Goldman director and has been since April 2005. Friedman served in various other positions at Goldman Sachs Group, L.P., Goldman’s predecessor, from 1966 to 1994, including as Senior Partner and Chairman of the Management

Committee. Friedman is also Chairman of Goldman’s Audit Committee and has been since October 2008. Goldman paid defendant Friedman the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$476,004
Defendant Friedman is a citizen of New York.
     52. Defendant Rajat K. Gupta (“Gupta”) is a Goldman director and has been since November 2006. Gupta is also a member of Goldman’s Audit Committee and has been since at least November 2008. Gupta announced in March 2010 that he will retire from Goldman’s Board in May 2010. Goldman paid defendant Gupta the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$450,876
Defendant Gupta is a citizen of Connecticut.
     53. Defendant Lakshmi N. Mittal (“Mittal”) is a Goldman director and has been since June 2008. Mittal is also a member of Goldman’s Audit Committee and has been since June 2008. Goldman paid defendant Mittal the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$450,876
Defendant Mittal is a citizen of Luxembourg.
     54. Defendant James J. Schiro (“Schiro”) is a Goldman director and has been since May 2009. Schiro is also a member of Goldman’s Audit Committee and has been since May 2009. Goldman paid defendant Schiro the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$307,087
Defendant Schiro is a citizen of New Jersey.
     55. The defendants identified in ¶¶38, 40-41, 45-54 are referred to herein as the “Director Defendants.” The defendants identified in ¶¶38-40, 42-44 are referred to herein as the “Officer Defendants.” The defendants identified in ¶¶40-43, 45 are referred to herein as the “Insider Selling

Defendants.” Collectively, the Director Defendants, the Officer Defendants, and the Insider Selling Defendants are referred to herein as the “Individual Defendants.”
DUTIES OF THE INDIVIDUAL DEFENDANTS
Fiduciary Duties
     56. By reason of their positions as officers, directors, and/or fiduciaries of Goldman and because of their ability to control the business and corporate affairs of Goldman, the Individual Defendants owed Goldman fiduciary obligations of trust, loyalty, good faith, and due care, and were and are required to use their utmost ability to control and manage Goldman in a fair, just, honest, and equitable manner. The Individual Defendants were and are required to act in furtherance of the best interests of Goldman so as to benefit all shareholders equally and not in furtherance of their personal interest or benefit.
     57. Each director and officer of the Company owes to Goldman the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, and the highest obligations of fair dealing. In addition, as officers and/or directors of a publicly held company, the Individual Defendants had a duty to promptly disseminate all material information, in an accurate and truthful manner, including the Company’s receipt of a Wells Notice and ongoing investigation by the SEC, so that the market price of the Company’s stock would be based on truthful and accurate information.
     58. The Company’s Corporate Governance Guidelines, in effect since January 2007, state in relevant part:
     IX. Board Responsibilities
     The business and affairs of the Company are managed by or under the direction of the Board in accordance with Delaware law. The Board’s responsibility is to provide direction and oversight. The Board establishes the strategic direction of the Company and oversees the performance of the Company’s business and management. The management of the Company is responsible for presenting strategic plans to the Board for review and approval and for implementing the Company’s strategic direction. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of the Company.
*     *      *

     4. Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:
▪	legal of regulatory requirements,

▪	the materiality of the transaction to the Company’s financial performance, risk profile or business,

▪	the terms of the transaction, or

▪	other factors, such as the entering into of a new line of business or a variation from the Company’s strategic plan.
     To the extent the Board determines it to be appropriate, the Board shall develop standards to be utilized by management in determining types of transactions that should e submitted to the Board for review and approval or notification.
     X. Expectations for Directors
*     *     *
     6. Contact with Management and Employees. All directors shall be free to contact the CEO at any time to discuss any aspect of the Company’s business. Directors shall also have complete access to other employees of the Company. The Board expects that there will be frequent opportunities for directors to meet with the CEO and other members of management in Board and Committee meetings, or in other formal or informal settings.
     Further, the Board encourages management to bring into Board meetings from time to time (or otherwise make available to Board members) individuals who can provide additional insight into the items being discussed because of personal involvement and substantial knowledge in those areas.
     59. Goldman’s Code of Business Conduct and Ethics, in effect since May 2009 and substantially similar to the prior version in effect since January 2005, states in relevant part:
     This Code of Business Conduct and Ethics (the “Code”) embodies the commitment of The Goldman Sachs Group, Inc. and its subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our Board of Directors are expected to adhere to those principles and procedures set forth in this Code that apply to them. We also expect the consultants we retain generally to abide by this Code. (For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, Section I of this Code shall be our code of ethics for Senior Financial Officers (as defined below).)
The Code should be read in conjunction with Our Business Principles, which provide in part that, “integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the firm and their personal lives.” Our Business Principles are attached to this Code. Each employee, consultant and director should also read and be familiar with the portions of the Compendium of Firmwide Compliance Policies (the “Compendium”) applicable to such employee, consultant or director, which Compendium is not part of this Code.
SECTION I
     A.            Compliance and Reporting
     Employees and directors should strive to identity and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or director who becomes aware of any existing or potential violation of this Code should promptly notify, in the case of employees, an appropriate contact listed in the Directory of Contacts included in the Compendium and, in the case of directors and the Chief Executive Officer, the Chief Financial Officer and the Principal Accounting Officer (the “Senior Financial Officers”), one of the firm’s General Counsel (we refer to such contacts as “Appropriate Ethics Contacts”). The firm will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.
     Any questions relating to how these policies should be interpreted or applied should be addressed to an Appropriate Ethics Contact.
     B.            Personal Conflicts of Interest
     A “personal conflict of interest” occurs when an individual’s private Interest improperly interferes with the interests of the firm. Personal conflicts of interest are prohibited as a matter of firm policy, unless they have been approved by the firm. In particular, an employee or director must never use or attempt to use his or her position at the firm to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.
     Service to the firm should never be subordinated to personal gain and advantage.
     Conflicts of interest should, to the extent possible, be avoided.
     Any employee or director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Appropriate Ethics Contact.
     C.            Public Disclosure
     It is the firm’s policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All employees and directors who are involved in the company’s disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the firm and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the firm to others, whether within or outside the firm, including the firm’s independent auditors. In addition, any employee or director who has a supervisory rote in the firm’s disclosure process has an obligation to discharge his or her responsibilities diligently.
     D. Compliance with Laws, Rules and Regulations
     It is the firm’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. The Compendium provides guidance as to certain of the laws, rules and regulations that apply to the firm’s activities.
     Generally, it is both illegal and against firm policy for any employee or director who is aware of material nonpublic information relating to the firm, any of the firm’s clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.
     More detailed rules governing the trading of securities by the firm’s employees and directors are set forth in the Compendium. Any employee or director who is uncertain about the legal rules involving his or her purchase or sale of any firm securities or any securities in issuers that he or she is familiar with by virtue of his or her work for The firm should consult with an Appropriate Ethics Contact before making any such purchase or sale.
SECTION II
     A. Corporate Opportunities
     Employees and directors owe a duty to the firm to advance the firm’s legitimate business interests when the opportunity to do so arises. Employees and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the firm has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or competing with the firm.
     Sometimes the line between personal and firm benefits is difficult to draw, and sometimes both personal and firm benefits may be derived from certain activities. The only prudent course of conduct for our employees and directors is to make sure that any use of firm property or services that is not solely for the benefit of the firm is approved beforehand through the Appropriate Ethics Contact.

*      *      *
     C. Fair Dealing
     We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the firm’s clients, service providers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.
Specific Audit Committee Fiduciary Duties
     60. In addition to these duties, defendants Bryan, Johnson, George, Dahlback, Juliber, Friedman, Gupta, Mittal, and Schiro owe and owed specific duties under the Audit Committee’s charter to Goldman to review and ensure the accuracy and appropriateness of the earnings press releases and annual and interim financial statements. During 2009, the Audit Committee met twelve times. In particular, the Audit Committee’s charter in effect since at least January 2009 provides, in pertinent part, as follows:
Purpose of Committee
The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of The Goldman Sachs Group, Inc. (the “Company”) is to:
(a)	assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’qualifications, independence and performance, (iv) the performance of the Company’s internal audit function, (v) the Company’s internal control over financial reporting, and (vi) the Company’s management of market, credit, liquidity and other financial and operational risks;

(b)	decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors; and

(c)	prepare the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.
*       *      *

     Committee Duties and Responsibilities
     The following are the duties and responsibilities of the Committee:
*       *      *
5.	To review and discuss with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures,” and to discuss with the Company’s Chief Executive Officer and Chief Financial Officer (a) their certifications to be provided pursuant to Sections 302 and 906 of the 2002 Act, including whether the financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented and whether any significant deficiencies and material weaknesses exist in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or any fraud has occurred, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and (b) management’s report on internal control over financial reporting pursuant to Section 404 of the 2002 Act. The Committee shall discuss, as applicable: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.
*       *       *
7.	To discuss with management earnings press releases and to review generally the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP, information).

8.	To review generally with management the type and presentation of any financial information and earnings guidance provided to analysts and rating agencies.

9.	To review with management and, as appropriate, the independent auditors periodically, normally on at least an annual basis:
▪	The independent auditors’ annual audit scope, risk assessment and plan.

▪	The form of independent auditors’ report on the annual financial statements and matters related to the conduct of the audit under the standards of the Public Company Accounting Oversight Board (United States).

▪	Comments by the independent auditors on internal controls and significant findings and recommendations resulting from the audit.
*       *       *
12.	review the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, and to assess compliance with these procedures.
*      *       *
14.	To discuss with management periodically management’s assessment of the Company’s market, credit, liquidity and other financial and operational risks, and the guidelines, policies and processes for managing such risks.

15.	To review and monitor the adequacy of the structures, policies and procedures that the Company has developed to assure the integrity of its investment research, including compliance with the requirements of Sections 1.3 and 1.5 of Addendum A to the global research settlement to which the Company is a party. As part of this process, the Committee shall meet periodically with the Company’s investment research ombudsman, senior management of Global Investment Research and such other individuals within the Company who are charged with overseeing the Company’s performance with respect to the investment research area as the Committee may determine,

16.	To discuss with one of the Company’s General Counsel and/or Chief Compliance Officer any significant legal, compliance or regulatory matters that may have a material impact on the Company’s business, financial statements or compliance policies.
* * *
Committee Reports
The Committee shall produce the following report and evaluation and provide them to the Board:
1.	Any report, including any recommendation, or other disclosures required to be prepared by the Committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

2.	An annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions the Committee deems necessary or desirable, although the Board shall have the sole authority to amend this charter. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.
Control, Access, and Authority
     61. The Individual Defendants, because of their positions of control and authority as directors and/or officers of Goldman, were able to and did, directly and/or indirectly, exercise control over the wrongful acts complained of herein, as well as the contents of the various public statements issued by the Company.
     62. Because of their advisory, executive, managerial, and directorial positions with Goldman, each of the Individual Defendants had access to adverse, non-public information about the financial condition, operations, and improper representations of Goldman, including information regarding Goldman’s standing on both sides of transactions in which it played a significant role.
     63. At all times relevant hereto, each of the Individual Defendants was the agent of each of the other Individual Defendants and of Goldman, and was at all times acting within the course and scope of such agency,
     64. The Board met twelve times during the 2009 fiscal year.
Reasonable and Prudent Supervision
     65. To discharge their duties, the officers and directors of Goldman were required to exercise reasonable and prudent supervision over the management, policies, practices and controls of the financial affairs of the Company. By virtue of such duties, the officer and directors of Goldman were required to, among other things:
          (a) ensure that the Company complied with its legal obligations and requirements, including acting only within the scope of its legal authority and disseminating truthful and accurate statements to the investing public;
          (b) ensure that the Company was operated in a diligent, honest, and prudent manner in compliance with all applicable laws, rules, and regulations

          (c) conduct the affairs of the Company in an efficient, business-like manner so as to make it possible to provide the highest quality performance of its business, to avoid wasting the Company’s assets, and to maximize the value of the Company’s stock;
          (d) properly and accurately guide investors and analysts as to the true financial condition of the Company at any given time, including making accurate statements about the Company’s results;
          (e) refrain from acting upon material, non-public information; and
          (f) remain informed as to how Goldman conducted its operations, and, upon receipt of notice or information of imprudent or unsound conditions or practices, make reasonable inquiry in connection therewith, and take steps to correct such conditions or practices and make such disclosures as necessary to comply with securities laws.
Breaches of Duties
     66. Each Individual Defendant, by virtue of his or her position as a director and/or officer, owed to the Company the fiduciary duty of loyalty and good faith and the exercise of due care and diligence in the management and administration of the affairs of the Company, as well as in the use and preservation of its property and assets. The conduct of the Individual Defendants complained of herein involves a knowing and culpable violation of their obligations as directors and officers of Goldman, the absence of good faith on their part, and a reckless disregard for their duties to the Company that the Individual Defendants were aware or should have been aware posed a risk of serious injury to the Company. The conduct of the Individual Defendants who were also officers and/or directors of the Company have been ratified by the remaining individual Defendants who collectively comprised all of Goldman’s Board.
     67. The Individual Defendants breached their duty of loyalty by allowing defendants to cause, or by themselves causing: (i) the Company to misrepresent that it did not stand on both sides of transactions; (ii) failed to disclose it had received a Wells Notice; and (iii) failed to independently investigate the SECs allegations regarding Goldman’s violation of securities law, as detailed herein, and by failing to prevent the Individual Defendants from taking such illegal actions.

CONSPIRACY, AIDING AND ABETTING, AND CONCERTED ACTION
     68. In committing the wrongful acts alleged herein, the Individual Defendants have pursued, or joined in the pursuit of, a common course of conduct, and have acted in concert with and conspired with one another in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, the Individual Defendants further aided and abetted and/or assisted each other in breaching their respective duties.
     69. During all times relevant hereto, the Individual Defendants collectively and individually initiated a course of conduct that was designed to and did: (i) conceal the fact that the Company was standing on both sides of transactions with its customers and had received a Wells Notice; (ii) enhance the Individual Defendants’ executive and directorial positions at Goldman and the profits, power, and prestige that the Individual Defendants enjoyed as a result of holding these positions; and (iii) deceive the investing public regarding the Individual Defendants’ management of Goldman’s conflicted interest that were not disclosed to customers, in particular 1KB. In furtherance of this plan, conspiracy, and course of conduct, the Individual Defendants collectively and individually took the actions set forth herein.
     70. The Individual Defendants engaged in a conspiracy, common enterprise, and/or common course of conduct. During this time, the Individual Defendants caused the Company to issue improper statements.
     71. The purpose and effect of the Individual Defendants’ conspiracy, common enterprise, and/or common course of conduct was, among other things, to disguise the Individual Defendants’ violations of law, breaches of fiduciary duty, waste of corporate assets, and unjust enrichment, and to conceal adverse information concerning the Company’s operations, financial condition, and future business prospects.
     72. The Individual Defendants accomplished their conspiracy, common enterprise, and/or common course of conduct by causing the Company to purposefully, recklessly, or negligently release improper statements. Because the actions described herein occurred under the authority of the Board, each of the Individual Defendants was a direct, necessary, and substantial participant in the conspiracy, common enterprise, and/or common course of conduct complained of herein,
     73. Each of the Individual Defendants aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions to substantially assist the commission of the wrongdoing complained of herein, each Individual Defendant acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was aware of his or her overall contribution to and furtherance of the wrongdoing.
THE ABACUS TRANSACTION
Goldman’s Correlation Trading Desk
     74. Goldman’s structured product correlation trading desk was created in and around late 2004/early 2005. Among the services it provided was the structuring and marketing of a series of synthetic CDOs called “Abacus” whose performance was tied to RMBS. Defendants sought to protect and expand this profitable franchise in a competitive market both before and throughout the relevant period.
     75. It has been alleged that, according to an internal Goldman memorandum to the Goldman Sachs Mortgage Capital Committee (“MCC”) dated March 12, 2007, the “ability to structure and execute complicated transactions to meet multiple client’s needs and objectives is key for our franchise,” and “[e]xecuting this transaction [Abacus 2007-ACI] and others like it helps position Goldman to compete more aggressively in the growing market for synthetics written on structured products.”
Paulson’s Investment Strategy
     76. Paulson is a hedge fund founded in 1994. Beginning in 2006, Paulson created two funds, known as the Paulson Credit Opportunity Funds, which took a bearish view on subprime mortgage loans by buying protection through CDS on various debt securities. A CDS is an over-the-counter derivative contract under which a protection buyer makes periodic premium payments and the protection seller makes a contingent payment if a reference obligation experiences a credit event,
     77. RMBS are securities backed by residential mortgages. Investors receive payments out of the interest and principal on the underlying mortgages. Paulson developed an investment strategy based upon the belief that, for a variety of reasons, certain mid-and-subprime RMBS rated “Triple B,” meaning bonds rated “BBB” by Standard & Poor’s Ratings & Services (S&P) or “Baa2” by Moody’s investors Services, Inc. (“Moody’s”), would experience credit events. The Triple B tranche is the lowest investment grade RMBS and, after equity, the first part of the capital structure to experience losses associated with a deterioration of the underlying mortgage loan portfolio.
     78. CDOs are debt securities collateralized by debt obligations including RMBS. These securities are packaged and generally held by a special purpose vehicle (“SPV”) that issues notes entitling their holders to payments derived from the underlying assets. In a synthetic CDO, the SPV does not actually own a portfolio of fixed income assets, but rather enters into CDSs that reference the performance of a portfolio (the SPV does hold some collateral securities separate from the reference portfolio that it uses to make payment obligations).
     79. Paulson came to believe that synthetic CDOs whose reference assets consisted of certain Triple B-rated mid-and-subprime RMBS would experience significant losses and, under certain circumstances, even the more senior AAA-rated tranches of these so-called “mezzanine” CDOs would become worthless.
Under Defendants’ Direction, Goldman and Paulson Discuss a Proposed Transaction
     80. It has been alleged that Paulson performed an analysis of recent-vintage Triple B-rated RMBS and identified various bonds it expected to experience credit events. Paulson then asked defendants to help it buy protection, through the use of CDS, on the RMBS it had adversely selected, meaning chosen in the belief that the bonds would experience credit events.
     81. it has also been alleged that Paulson discussed with defendants possible transactions in which counterparties to its short positions might be found. Among the transactions considered were synthetic CDOs whose performance was tied to Triple B-rated RMBS. Paulson discussed with defendants the creation of a CDO that would allow Paulson to participate in selecting a portfolio of reference obligations and then effectively short the RMBS portfolio it helped select by entering into CDS with Goldman to buy protection on specific layers of the synthetic CDO’s capital structure,

     82. It has been alleged that a Paulson employee explained the investment opportunity as of January 2007 as follows:
“It is true that the market is not pricing the subprime RMBS wipeout scenario. In my opinion this situation is due to the fact that rating agencies, CDO managers and underwriters have all the incentives to keep the game going, while ‘real money’ investors have neither the analytical tools nor the institutional framework to take action before the losses that one could anticipate based [on] the ‘news’ available everywhere are actually realized.”
     83. At the same time, defendants recognized that market conditions were presenting challenges to the successful marketing of CDO transactions backed by mortgage-related securities. For example, it has been alleged that portions of an e-mail in both French and English sent by Tourre to a friend on January 23, 2007 stated (in English translation where applicable): “More and more leverage in the system. The whole building is about to collapse anytime now ... Only potential survivor, the fabulous Fab[rice Tourre] ... standing in the middle of all these complex, highly leveraged, exotic tirades he created without necessarily understanding all of the implications of those monstrosities!!!”
     84. Similarly, it has been alleged that an e-mail dated February 11, 2007 to Tourre from the head of the Goldman structured product correlation trading desk stated in part, “the cdo biz is dead we don’t have a lot of time left.”
Introduction of ACA to the Proposed Transaction
     85. Defendants knew that it would be difficult, if not impossible, to place the liabilities of a synthetic CDO if they disclosed to investors that a short investor, such as Paulson, played a significant role in the collateral selection process. By contrast, they knew that the identification of an experienced and independent third-patty collateral manager as having selected the portfolio would facilitate the placement of the CDO liabilities in a market that was beginning to show signs of distress.
     86. Defendants also knew that at least one significant potential investor, IKB, was unlikely to invest in the liabilities of a CDO that did not utilize a col lateral manager to analyze and select the reference portfolio.

     87. Defendants therefore sought a collateral manager to play a rote in the transaction proposed by Paulson. It has been alleged that contemporaneous internal correspondence reflects that defendants recognized that not every collateral manager would “agree to the type of names [of RMBS] Paulson want[s] to use” and put its “name at risk ... on a weak quality portfolio.”
     88. In or about January 2007, defendants approached ACA and proposed that it serve as the “Portfolio Selection Agent” for a CDO transaction sponsored by Paulson. ACA previously had constructed and managed numerous CDOs for a fee. As of December 31,2006, ACA had closed on 22 CDO transactions with underlying portfolios consisting of $15.7 billion of assets,
     89. It has been alleged that internal Goldman communications emphasized the advantages from a marketing perspective of having ACA associated with the transaction, For example, an internal e-mail from Tourre dated February 7, 2007, stated:
“One thing that we need to make sure ACA understands is that we want their name on this transaction. This is a transaction for which they are acting as portfolio selection agent, this will be important that we can use ACA’s branding to help distribute the bonds.”
     90. Likewise, it has been alleged that an internal Goldman memorandum to the Goldman MCC dated March 12, 2007 described the marketing advantages of ACA’s “brand-name” and “credibility”:
“We expect the strong brand-name of ACA as well as our market-leading position in synthetic CDOs of structured products to result in a successful offering.”
“We expect that the role of ACA as Portfolio Selection Agent will broaden the investor base for this and future ABACUS offerings.”
“We intend to target suitable structured product investors who have previously participated in ACA-managed cashflow CDO transactions or who have previously participated in prior ABACUS transactions.”
“We expect to leverage ACA’s credibility and franchise to help distribute this Transaction. “
Paulson’s Participation in the Collateral Selection Process
     91. In late 2006 and early 2007, it has been alleged that Paulson performed an analysis of recent-vintage Triple B RMBS and identified over 100 bonds it expected to experience credit events in the near future, Paulson’s selection criteria favored RMBS that included a high percentage of adjustable rate mortgages, relatively low borrower FICO scores, and a high concentration of mortgages in states like Arizona, California, Florida, and Nevada that had recently experienced high rates of home price appreciation. Paulson informed defendants that it wanted the reference portfolio for the contemplated transaction to include the RMBS it identified or bonds with similar characteristics.
     92. It has been alleged that on January 8, 2007, Tourre attended a meeting with representatives from Paulson and ACA at Paulson’s offices in New York City to discuss the proposed transaction.
     93. It has also been alleged that, on January 9, 2007, Goldman personnel sent an e-mail to ACA with the subject line, “Paulson Portfolio.” Attached to the e-mail was a list of 123 2006 RMBS rated Baa2. On January 9, 2007, ACA performed an “overlap analysis” and determined that it previously had purchased 62 of the 123 RMBS on Paulson’s list at the same or lower ratings.
     94. It has further been alleged that on January 9, 2007, representatives from Goldman informed ACA that Tourre was “very excited by the initial portfolio feedback.”
     95. It has also been alleged that on January 10, 2007, Tourre sent an e-mail to ACA with the subject line, “Transaction Summary.” The text of Tourre’s e-mail began, “we wanted to summarize ACA’s proposed role as ‘Portfolio Selection Agent’ for the transaction that would be sponsored by Paulson (the ‘Transaction Sponsor’).” The e-mail continued in relevant part, “[s]tarting portfolio would be ideally what the Transaction Sponsor shared, but there is flexibility around the names.”
     96. It has been alleged that on January 22, 2007, ACA sent an e-mail to Tourre and additional Goldman personnel with the subject line, “Paulson Portfolio I-22-10.xls.” The text of the e-mail began, “Attached please find a worksheet with 86 sub-prime mortgage positions that we would recommend taking exposure to synthetically. Of the 123 names that were originally submitted to us for review, we have included only 55.”
     97. It has been alleged that on January 27, 2007, ACA met with a Paulson representative in Jackson Hole, Wyoming, and they discussed the proposed transaction and reference portfolio. The next day, on January 28, 2007, ACA summarized the meeting in an e-mail to Tourre. Tourre responded via e-mail later that day, “this is confirming my initial impression that [Paulson] wanted to proceed with you subject to agreement on portfolio and compensation structure.”
     98. It has further been alleged that on February 2, 2007, Paulson, Tourre, and ACA met at ACA’s offices in New York City to discuss the reference portfolio. Unbeknownst to ACA at the time, Paulson intended to effectively short the RMBS portfolio it helped select by entering into CDS with Goldman to buy protection on specific layers of the synthetic CDO’s capital structure,
     99. Tourre and the defendants, of course, were fully aware that Paulson’s economic interests with respect to the quality of the reference portfolio were directly adverse to CDO investors. During the meeting, Tourre sent an e-mail to another Goldman employee stating, “I am at this aca paulson meeting, this is surreal.” Later that same day, ACA e-mailed Paulson, Tourre, and other Goldman personnel a list of 82 RMBS on which Paulson and ACA concurred, plus a list of 21 “replacement” RMBS. ACA sought Paulson’s approval of the revised list, asking, “Let me know if these work for you at the Baa2 level.”
     100. It has also been alleged that on February 5, 2007, Paulson sent an e-mail to ACA, with a copy to Tourre, deleting eight RMBS recommended by ACA, leaving the rest, and stating that Tourre agreed that 92 bonds were a sufficient portfolio.
     101. Additionally, it has been alleged that on February 5, 2007, an internal ACA e-mail asked. “Attached is the revised portfolio that Paulson would like us to commit to — all names are at the Baa2 level. The final portfolio will have between 80 and these 92 names. Are ‘we’ ok to say yes on this portfolio?” The response was, “Looks good to me. Did [Paulson] give a reason why they kicked out all the Wells [Fargo] deals?” Wells Fargo was generally perceived as one of the higher-quality subprime loan originators.
     102. Lastly, it has been alleged that on or about February 26, 2007, after further discussion, Paulson and ACA came to an agreement on a reference portfolio of 90 RMBS for Abacus 2007-AC1.

Under Defendants’ Direction, Goldman Represented that ACA Selected the Portfolio Without
Disclosing Paulson’s Significant Role in Determining the Portfolio and Its Adverse
Economic Interests
     103. Goldman’s marketing materials for Abacus 2007-AC1, prepared under defendants’ direction, were materially false and misleading because they represented that ACA selected the reference portfolio while omitting any mention that Paulson, a party with economic interests adverse to CDO investors, played a significant role in the selection of the reference portfolio.
     104. For example, a 9-page term sheet for Abacus 2007-AC1 on or about February 26, 2007, described ACA as the “Portfolio Selection Agent” and stated in bold print at the top of the first page that the reference portfolio of RMBS had been “selected by ACA.” This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
     105. Similarly, a 65-page flip book for Abacus 2007-AC1 on or about February 26, 2007 represented on its cover page that the reference portfolio of RMBS had been “Selected by ACA Management, LLC.” The flip book included a 28-page overview of ACA describing its business strategy, senior management team, investment philosophy, expertise, track record and credit selection process, together with a 7-page section of biographical information on ACA officers and employees. Investors were assured that the party selecting the portfolio had an “alignment of economic interest” with investors. This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
     106. It has been alleged that Tourre had primary responsibility for preparing the term sheet and flip book.
     107. The Goldman MCC, which included senior-level members of management of Goldman, approved the Abacus 2007-AC1 on or about March 12, 2007. Defendants expected to earn between $15-$20 million for structuring and marketing Abacus 2007-AC1.
     108. On or about April 26, 2007, defendants finalized a 178-page offering memorandum for Abacus 2007-AC1. The cover page of the offering memorandum included a description of ACA as “Portfolio Selection Agent.” The Transaction Overview, Summary and Portfolio Selection Agent sections of the memorandum all represented that the reference portfolio of RMBS had been selected by ACA. This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
     109. It has been alleged that Tourre reviewed at least the Summary section of the offering memorandum before it was sent to potential investors.
     110. It has been alleged that although the marketing materials for Abacus 2007-AC1 made no mention of Paulson or its role in the transaction, internal Goldman communications clearly identified Paulson, its economic interests, and its role in the transaction. For example, the March 12, 2007 MCC memorandum describing the transaction stated, “Goldman is effectively working an order for Paulson to buy protection on specific layers of the [Abacus 2007-]AC1 capital structure.”
Defendants Misled ACA Into Believing Paulson Was Long Equity
     111. Defendants also misled ACA into believing that Paulson was investing in the equity of Abacus 2007-AC1 and therefore shared a long interest with CDO investors. The equity tranche is at the bottom of the capital structure and the first to experience losses associated with deterioration in the performance of the underlying RMBS. Equity investors therefore have an economic interest in the successful performance of a reference RMBS portfolio. As of early 2007, ACA had participated in a number of CDO transactions involving hedge funds that invested in the equity tranche.
     112. Had ACA been aware that Paulson was taking a short position against the CDO, ACA would have likely been reluctant to allow Paulson to occupy an influential role in the selection of the reference portfolio because it would present serious reputational risk to ACA, which was in effect endorsing the reference portfolio. In fact, it is unlikely that ACA would have served as portfolio selection agent had it known that Paulson was taking a significant short position instead of a long equity stake in Abacus 2007-ACI.
     113. It has been alleged that, on January 8, 2007, Tourre attended a meeting with representatives from Paulson and ACA at Paulson’s offices in New York City to discuss the proposed transaction. Paulson’s economic interest was unclear to ACA, which sought further clarification from Goldman. Later that day, ACA sent a Goldman sales representative an e-mail with the subject line “Paulson meeting” that read:

“I have no idea how it went — I wouldn’t say it went poorly, not at all, but I think it didn’t help that we didn’t know exactly how they [Paulson] want to participate in the space. Can you get us some feedback?”
     114. On January 10, 2007, Tourre e-mailed ACA a “Transaction Summary” that included a description of Paulson as the “Transaction Sponsor” and referenced a “Contemplated Capital Structure” with a “[0]% - [9]%: pre-committed first loss” as part of the Paulson deal structure. The description of this [0]% - [9]% tranche at the bottom of the capital structure was consistent with the description of an equity tranche and ACA reasonably believed it to be a reference to the equity tranche. In fact, defendants never intended to market to anyone a “[0]% - [9]%” first loss equity tranche in this transaction.
     115. It has been alleged that on January 12, 2007, Tourre spoke by telephone with ACA about the proposed transaction. Following that conversation, on January 14, 2007, ACA sent an e-mail to the Goldman sales representative raising questions about the proposed transaction and referring to Paulson’s equity interest. The e-mail, which had the subject line “Call with Fabrice [Tourre] on Friday,” read in pertinent part:
“I certainly hope I didn’t come across too antagonistic on (the call with Fabrice [Tourre] last week but the structure looks difficult from a debt investor perspective. I can understand Paulson’s equity perspective but for us to put our name on something, we have to be sure it enhances our reputation.”
     116. It has been alleged that on January 16, 2007, the Goldman sales representative forwarded that e-mail to Tourre. As of that date, Tourre knew, or was reckless in not knowing, that ACA had been misled into believing Paulson intended to invest in the equity of Abacus 2007-ACI.
     117. Based upon the January 10, 2007, “Transaction Summary” sent by Tourre, the January 12, 2007 telephone call with Tourre and continuing communications with Tourre and other Goldman personnel, ACA continued to believe through the course of the transaction that Paulson would be an equity investor in Abacus 2007-ACI.
     118. On February 12, 2007, ACA’s Commitments Committee approved the firm’s participation in Abacus as portfolio selection agent. It has been alleged that the written approval memorandum described Paulson’s role as follows: “the hedge fund equity investor wanted to invest in the 0- 9% tranche of a static mezzanine ABS CDO backed 100% by subprime residential mortgage securities. “Handwritten notes from the meeting reflect discussion of “portfolio selection work with the equity investor.”
Abacus 2007-AC1 Investors
     A. IKB
     119. IKB is a commercial bank headquartered in Dusseldorf, Germany. Historically, IKB specialized in lending to small and medium-sized companies. Beginning in and around 2002, IKB, for itself and as an advisor, was involved in the purchase of securitized assets referencing, or consisting of, consumer credit risk including RMBS CDOs backed by U.S. mid-and-subprime mortgages. IKB’s former subsidiary, IKB Credit Asset Management GmbH, provided investment advisory services to various purchasing entities participating in a commercial paper conduit known as the “Rhineland programme conduit.”
     120. The identity and experience of those involved in the selection of CDO portfolios was an important investment factor for IKB. It has been alleged that in late 2006 IKB informed a Goldman sales representative and Tourre that it was no longer comfortable investing in the liabilities of CDOs that did not utilize a collateral manager, meaning an independent third-party with knowledge of the U.S. housing market and expertise in analyzing RMBS. Tourre and other Goldman personnel knew that ACA was a collateral manager likely to be acceptable to IKB.
     121. In February, March and April 2007, under defendants’ direction, Goldman sent IKB copies of the Abacus 2007-AC1 term sheet, flip book, and offering memorandum, all of which represented that the RMBS portfolio had been selected by ACA and omitted any reference to Paulson, its role in selecting the reference portfolio and its adverse economic interests. Those representations and omissions were materially false and misleading because, unbeknownst to IKB, Paulson played a significant role in the collateral selection process and had financial interests in the transaction directly adverse to IKB. Defendants did not inform IKB of Paulson’s participation in the collateral selection process and its adverse economic interests.
     122. It has been alleged that the first written marketing materials for Abacus 2007-AC1 were distributed on February 15, 2007, when defendants e-mailed a preliminary term sheet and reference portfolio to the Goldman sales representative covering IKB. Tourre was aware these materials would be delivered to IKB.
     123. It has been further alleged that on February 19, 2007, a Goldman sales representative forwarded the marketing materials to IKB, explaining via e-mail: “Attached are details of the ACA trade we spoke about with Fabrice [Tourre] in which you thought the AAAs would be interesting.”
     124. It has been further alleged that Tourre maintained direct and indirect contact with IKB in an effort to close the deal. This included a March 6, 2007 e-mail to the Goldman sales representative for IKB representing that, “This is a portfolio selected by ACA ...” Tourre subsequently described the portfolio in an internal Goldman e-mail as having been “selected by ACA/Paulson.”
     125. Abacus 2007-AC1 closed on or about April 26, 2007. It has been alleged that IKB bought $50 million worth of Class A-1 Notes at face value. The Class A-l Notes paid a variable interest rate equal to LIBOR plus 85 basis points and were rated Aaa by Moody’s and AAA by S&P. IKB bought $100 million worth of Class A-2 Notes at face value. The Class A-2 Notes paid a variable interest rate equal to LIBOR plus 110 basis points and were rated Aaa by Moody’s and AAA by S&P.
     126. It has been alleged that the fact that the portfolio had been selected by an independent third-party with experience and economic interests aligned with CDO investors was important to IKB. IKB would not have invested in the transaction had it known that Paulson played a significant role in the collateral selection process while intending to take a short position in Abacus 2007- ACI, Among other things, knowledge of Paulson’s role would have seriously undermined IKB’s confidence in the portfolio selection process and led senior IKB personnel to oppose the transaction.
     127. Within months of closing. Abacus 2007-ACl’s Class A-1 and A-2 Notes were nearly worthless. IKB lost almost all of its $150 million investment. Most of this money was ultimately paid to Paulson in a series of transactions between Goldman and Paulson.

     B            ACA/ABN AMRO
     128. It has been alleged that ACA’s parent company, ACA Capital Holdings, Inc. (“ACA Capital”), provided financial guaranty insurance on a variety of structured finance products including RMBS CDOs, through its wholly-owned subsidiary, ACA Financial Guaranty Corporation, On or about May 31, 2007, ACA Capital sold protection or “wrapped” the $909 million super senior tranche of Abacus 2007-AC1, meaning that it assumed the credit risk associated with that portion of the capital structure via a CDS in exchange for premium payments of approximately 50 basis points per year.
     129. It has further been alleged that ACA Capital was unaware of Paulson’s short position in the transaction. It is unlikely that ACA Capital would have written protection on the super senior tranche if it had known that Paulson, which played an influential role in selecting the reference portfolio, had taken a significant short position instead of a long equity stake in Abacus 2007-AC1.
     130. The super senior transaction with ACA Capital was intermediated by ABN AMRO Bank N. V. (“ABN”), which was one of the largest banks in Europe during the relevant period. This meant that, through a series of CDS between ABN and Goldman and between ABN and ACA that netted ABN premium payments of approximately 17 basis points per year, ABN assumed the credit risk associated with the super senior portion of Abacus 2007-AC1’s capital structure in the event ACA Capital was unable to pay.
     131. Under defendants’ direction, Goldman sent ABN copies of the Abacus 2007-AC1 term sheet, flip book and offering memorandum, all of which represented that the RMBS portfolio had been selected by ACA and omitted any reference to Paulson’s role in the collateral selection process and its adverse economic interest, Tourre also told ABN in e-mails that ACA had selected the portfolio. These representations and omissions were materially false and misleading because, unbeknownst to ABN, Paulson played a significant role in the collateral selection process and had a financial interest in the transaction that was adverse to ACA Capital and ABN.
     132. At the end of 2007, ACA Capital was experiencing severe financial difficulties. In early 2008, ACA Capital entered into a global settlement agreement with its counterparties to effectively unwind approximately $69 billion worth of CDSs, approximately $26 billion of which were related to 2005-06 vintage subprime RMBS. ACA Capital is currently operating as a run-off financial guaranty insurance company.
     133. In late 2007, ABN was acquired by a consortium of banks that included the Royal Bank of Scotland (“RBS”). On or about August 7, 2008, RBS unwound ABN’s super senior position in Abacus 2007-AC1 by paying Goldman $840,909,090. Most of this money was subsequently paid by Goldman to Paulson.
IMPROPER STATEMENTS
     134. The Individual Defendants by their fiduciary duties of care, good faith, and loyalty owe to Goldman a duty to ensure that the Company’s reporting fairly represents the operations and condition of the Company. In order to adequately carry out these duties, it is necessary for the Individual Defendants to know and understand the material, non-public information that should be either disclosed or omitted from the Company’s public statements.
     135. This material, non-public information principally included the investigation into Goldman by the SEC. Furthermore, defendants Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, and Schiro, as members of the Audit Committee, had a special duty to know and understand this material information as set out in the Audit Committee’s charter which provides that the committee is responsible for reviewing and discussing earnings press releases and annual statements filed with the SEC.
     136. Defendants Bryan, Johnson, Simmons, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, and Schiro had ample opportunity to discuss this material information with officers at management meetings and via internal corporate documents and reports, as well as at meetings of committees of the Board. Despite these duties, the Individual Defendants recklessly and/or intentionally caused or allowed, by their actions or inactions, the following improper statements to be disseminated by Goldman to the investing public,
     137. On December 24, 2009, The New York Times ran an article titled “Banks Bundled Bad Debt, Bet Against It and Won.” The article detailed Goldman’s CDO practices which occurred just as residential home prices were deteriorating and the RMBS was becoming unappealing. The article stated in part:
     In late October 2007, as the financial markets were starting to come unglued, a Goldman Sachs trader, Jonathan M. Egol, received very good news. At 37, he was named a managing director at the firm.
     Mr. Egol, a Princeton graduate, had risen to prominence inside the bank by creating mortgage-related securities, named Abacus, that were at first intended to protect Goldman from investment losses if the housing market collapsed. As the market soured, Goldman created even more of these securities, enabling it to pocket huge profits.
     Goldman’s own clients who bought them, however, were less fortunate.
     Pension funds and insurance companies lost billions of dollars on securities that they believed were solid investment, according to former Goldman employees with direct knowledge of the deals who asked not to be identified because they have confidentiality agreements with the firm.
     Goldman was not the only firm that peddled these complex securities — known as synthetic collateralized debt obligations, or C.D.O.’s -and then made financial bets against them, called selling short in Wall Street parlance. Others that created similar securities and then bet they would fail, according to Wall Street traders, include Deutsche Bank and Morgan Stanley, as well as smaller firms like Tricadia Inc., an investment company whose parent firm was overseen by Lewis A. Sachs, who this year became a special counselor to Treasury Secretary Timothy F. Geitlmer.
     How these disastrously performing securities were devised is now the subject of scrutiny by investigators in Congress, at the Securities and Exchange Commission and at the Financial Industry Regulatory Authority, Wall Street’s self- regulatory organization, according to people briefed on the investigations, Those involved with the inquiries declined to comment.
     While the investigations are in the early phases, authorities appear to be looking at whether securities laws or rules of fair dealing were violated by firms that created and sold these mortgage-linked debt instruments and then bet against the clients who purchased them, people briefed on the matter say.
     One focus of the Inquiry is whether the firms creating the securities purposely helped to select especially risky mortgage-linked assets that would be most likely to crater, setting their clients up to lose billions of dollars if the housing market imploded.
     Some securities packaged by Goldman and Tricadia ended up being so vulnerable that they soured within months of being created.
     Goldman and other Wall Street firms maintain there is nothing improper about synthetic C.D.O.’s, saying that they typically employ many trading techniques to hedge investments and protect against losses. They add that many prudent investors often do the same. Goldman used these securities initially to offset any potential losses stemming from its positive bets on mortgage securities.
     But Goldman and other firms eventually used the C.D.O.’s to place unusually large negative bets that were not mainly for hedging purposes, and investors and industry experts say that put the firms at odds with their own clients’ interests.
     “The simultaneous selling of securities to customers and shorting them because they believed they were going to default is the most cynical use of credit information that I have ever seen,” said Sylvain R. Raynes, an expert in structured Finance at R & R Consulting in New York, “When you buy protection against an event that you have a hand in causing, you are buying fire insurance on someone else’s house and then committing arson.”
     Investment banks were not alone in reaping rich rewards by placing trades against synthetic C.D.O.’s. Some hedge funds also benefited, including Paulson & Company, according to former Goldman workers and people at other banks familiar with that firm’s trading.
     Michael DuVally, a Goldman Sachs spokesman, declined to make Mr, Egol available for comment. But Mr. DuVally said many of the C.D.O.’s created by Wall Street were made to satisfy client demand for such products, which the clients thought would produce profits because they had an optimistic view of the housing market. In addition, he said that clients knew Goldman might be betting against mortgages linked to the securities, and that the buyers of synthetic mortgage C.D.O.’s were large, sophisticated investors, he said.
     The creation and sale of synthetic C.D.O.’s helped make the financial crisis worse than it might otherwise have been, effectively multiplying losses by providing more securities to bet against. Some $8 billion in these securities remain on the books at American International Group, the giant insurer rescued by the government in September 2008.
     From 2005 through 2007, at least $108 billion in these securities was issued, according to Dealogic, a financial data firm. And the actual volume was much higher because synthetic C.D.O.’s and other customized trades are unregulated and often not reported to any financial exchange or market.
     Goldman Saw It Coming
     Before the financial crisis, many investors — large American and European banks, pension funds, insurance companies and even some hedge funds — failed to recognize that over extended borrowers would default on their mortgages, and they kept increasing their investments in mortgage-related securities. As the mortgage market collapsed, they suffered steep losses.
     A handful of investors and Wall Street traders, however, anticipated the crisis. In 2006, Wall Street had introduced a new index, called the ABX, that became a way to invest in the direction of mortgage securities. The index allowed traders to bet on or against pools of mortgages with different risk characteristics, just as stock indexes enable traders to bet on whether the overall stock market, or technology stocks or bank stocks, will go up or down.

     Goldman, among others on Wall Street, has said since the collapse that it made big money by using the ABX to bet against the housing market. Worried about a housing bubble, top Goldman executives decided in December 2006 to change the firm’s overall stance on the mortgage market, from positive to negative, though it did not disclose that publicly.
     Even before then, however, pockets of the investment bank had also started using C.D.O.’s to place bets against mortgage securities, in some cases to hedge the firm’s mortgage investments, as protection against a fall in housing prices and an increase in defaults.
     Mr. Egol was a prime mover behind these securities. Beginning in 2004, with housing prices soaring and the mortgage mania in full swing, Mr. Egol began creating the deals known as Abacus. From 2004 to 2008, Goldman issued 25 Abacus deals, according to Bloomberg, with a total value of $10.9 billion.
     Abacus allowed investors to bet for or against the mortgage securities that were linked to the deal. The C.D.O.’s didn’t contain actual mortgages. Instead, they consisted of credit-default swaps, a type of insurance that pays out when a borrower defaults. These swaps made it much easier to place large bets on mortgage failures.
     Rather than persuading his customers to make negative bets on Abacus, Mr. Egol kept most of these wagers for his firm, said five former Goldman employees who spoke on the condition of anonymity. On occasion, he allowed some hedge funds to take some of the short trades.
     Mr. Egol and Fabrice Tourre, a French trader at Goldman, were aggressive from the start in trying to make the assets in Abacus deals look better than they were, according to notes taken by a Wall Street investor during a phone call with Mr. Tourre and another Goldman employee in May 2005.
     On the call, the two traders noted that they were trying to persuade analysts at Moody’s Investors Service, a credit rating agency, to assign a higher rating to one part of an Abacus C. C.O. but were having trouble, according to the investor’s notes, which were provided by a colleague who asked for anonymity because he was not authorized to release them. Goldman declined to discuss the selection of the assets in the C.D.O.’s, but a spokesman said investors could have rejected the C.D.O. if they did not like the assets.
     Goldman’s bets against the performances of the Abacus C.D.O.’s were not worth much in 2005 and 2006, but they soared in value in 2007 and 2008 when the mortgage market collapsed. The trades gave Mr. Egol a higher profile at the bank, and he was among a group promoted to managing director on Oct. 24, 2007.
* * *
     As early as the summer of 2006, Goldman’s sales desk began marketing short bets using the ABX index to hedge funds like Paulson & Company, Magnetar and Soros Fund Management, which invests for the billionaire George Soros. John Paulson, the founder of Paulson & Company, also would later take some of the shorts from the Abacus deals, helping him profit when mortgage bonds collapsed. He declined to comment.

A Deal Gone Bad, for Some
     The woeful performance of some C.D.O.’s issued by Goldman made them ideal for betting against. As of September 2007, for example, just five months after Goldman had sold a new Abacus C.D.O., (the ratings on 84 percent of the mortgages underlying it had been downgraded, indicating growing concerns about borrowers’ ability to repay the loans, according to research from DBS, the big Swiss bank. Of more than 500 C.D.O.’s analyzed by DBS, only two were worse than the Abacus deal.
     Goldman created other mortgage-linked C.D.O.’s that performed poorly, too. One, in October 2006, was a $800 million C.D.O. known as Hudson Mezzanine. It included credit insurance on mortgage and subprime mortgage bonds that were in the ABX index; Hudson buyers would make money if the housing market stayed healthy — but lose money if it collapsed. Goldman kept a significant amount of the financial bets against securities in Hudson, so it would profit if they foiled, according to three of the former Goldman employees.
     A Goldman salesman involved in Hudson said the deal was one of the earliest in which outside investors raised questions about Goldman’s incentives. “Here we are selling this, but we think the market is going the other way,” he said.
     A hedge fund investor in Hudson, who spoke on the condition of anonymity, said that because Goldman was betting against the deal, he wondered whether the bank built Hudson with “bonds they really think are going to get into trouble.”
     Indeed, Hudson investors suffered large losses. In March 2008, just 18 months after Goldman created that C.D.O., so many borrowers had defaulted that holders of the security paid out about $310 million to Goldman and others who had bet against it, according to correspondence sent to Hudson investors.
*  *  *
     A Goldman spokesman said the firm’s negative bets didn’t keep it from suffering losses on its mortgage assets, taking $1.7 billion in write-downs on them in 2008; but he would not say how much the bank had since earned on its short positions, which former Goldman workers say will be far more lucrative over time. For instance, Goldman profited to the tune of $1.5 billion from one series of mortgage-related trades by Mr. Egol with Wall Street rival Morgan Stanley, which had to book a steep loss, according to people at both firms.
     Tetsuya Ishikawa, a salesman on several Abacus and Hudson deals, left Goldman and later published a novel, “How I Caused the Credit Crunch.” In it, he wrote that bankers deserted their clients who had bought mortgage bonds when that market collapsed: “We had moved on to hurting others in our quest for self-preservation.” Mr. Ishikawa, who now works for another financial firm in London, declined to comment on his work at Goldman.
*  *  *
     At Goldman, Mr. Egol structured some Abacus deals in a way that enabled those betting on a mortgage-market collapse to multiply the value of their bets, to as much as six or seven times the face value of those C.D.O.’s. When the mortgage market tumbled, this meant bigger profits for Goldman and other short sellers — and bigger losses for other investors.
     138. On December 24, 2009, Goldman issued a press release titled “Goldman Sachs Responds to The New York Times on Synthetic Collateralized Debt Obligations.” In response to The New York Times article, Goldman made improper statements that misled the public as to Goldman’s involvement in the CDO transactions it brokered, Goldman stated:
     Background: The New York Times published a story on December 24th primarily focused on the synthetic collateralized debt obligation business of Goldman Sachs. In response to questions from the paper prior to publication, Goldman Sachs made the following points.
     As reporters and commentators examine some of the aspects of the financial crisis, interest has gravitated toward a variety of products associated with the mortgage market. One of these products is synthetic collateralized debt obligations (CDOs), which are referred to as synthetic because the underlying credit exposure is taken via credit default swaps rather than by physically owning assets or securities. The following points provide a summary of how these products worked and why they were created.
     Any discussion of Goldman Sachs’ association with this product must begin with our overall activities in the mortgage market. Goldman Sachs, like other financial institutions, suffered significant losses in its residential mortgage portfolio due to the deterioration of the housing market (we disclosed $1.7 billion in residential mortgage exposure write-downs in 2008). These losses would have been substantially higher had we not hedged. We consider hedging the cornerstone of prudent risk management
     Synthetic CDOs were an established product for corporate credit risk as early as 2002. With the introduction of credit default swaps referencing mortgage products in 2004-2005, it is not surprising that market participants would consider synthetic CDOs in the context of mortgages. Although precise tallies of synthetic CDO issuance are not readily available, many observers would agree the market size was in the hundreds of billions of dollars.
     Many of the synthetic CDOs arranged were the result of demand from investing clients seeking long exposure.
     Synthetic CDOs were popular with many investors prior to the financial crisis because they gave investors the ability to work with banks to design tailored securities which met their particular criteria, whether it be ratings, leverage or other aspects of the transaction.
     The buyers of synthetic mortgage CDOs were large, sophisticated investors. These investors had significant in-house research staff to analyze portfolios and structures and to suggest modifications. They did not rely upon the issuing banks in making their investment decisions.
     For static synthetic CDOs, reference portfolios were fully disclosed. Therefore, potential buyers could simply decide not to participate if they did not like some or all the securities referenced in a particular portfolio.
     Synthetic CDOs require one party to be long the risk and the other to be short so without the short position, a transaction could not take place.
     It is fully disclosed and well known to investors that banks that arranged synthetic CDOs took the initial short position and that these positions could either have been applied as hedges against other risk positions or covered via trades with other investors.
     Most major banks had similar businesses in synthetic mortgage CDOs.
     As housing price growth slowed and then turned negative, the disruption in the mortgage market resulted in synthetic CDO losses for many investors and financial institutions, including Goldman Sachs, effectively putting an end to this market.
     139. On January 21, 2010, Goldman reported its fourth quarter and year ended December 31, 2009 results in a press release which emphasized the Company’s focus on its clients:
     “Throughout the year, particularly during the most difficult conditions, Goldman Sachs was an active adviser, market maker and asset manager for our clients,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Our strong client franchise across global capital markets, along with the commitment and dedication of our people drove our strong performance. That performance, as well as recognition of the broader environment, resulted in our lowest ever compensation to net revenues ratio. Despite significant economic headwinds, we are seeing signs of growth and remain focused on supporting that growth by helping companies raise capital and manage their risks, by providing liquidity to markets and by investing for our clients.”
     140. Also on January 21, 2010, the defendants held a conference call with analysts. On the conference call, defendant Viniar improperly stated that:
     Many of our core beliefs were also confirmed over the past two years, principally the importance of our client franchise, employees, reputation and our long-term focus on creating shareholder value. These tenets are encapsulated in the Firm’s first three business principles, and they remain as relevant today as they did when they were written over three decades ago.
Defendant Viniar went on to state that:

And I would also tell you if people are focused on things that caused or were real contributors to the crisis, it wasn’t traded. Most trading results were actually pretty good, not just at Goldman Sachs, but at most firms, and that is not really where the problems were.
     141. On March 1, 2010, Goldman filed its Form 10-K with the SEC for the year ended December 31, 2009. Defendants Blankfein, Bryan, Cohn, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, Simmons, and Viniar signed the Form 10-K. The Form 10-K disclosed that the Company “received requests for information ... relating to subprime mortgages, and securitizations, collateralized debt obligations and synthetic products related to subprime mortgages.” However, the Form 10-K did not state the seriousness of those inquiries or that the Company had received a Wells Notice from the SEC. Instead, the defendants decided to mislead the public and state the Company is “client-driven” even though it failed to disclose to ACA that Paulson played a significant role that influenced the mortgages in Abacus 2007-AC1. In the Form 10-K the defendants stated that:
     In our client-driven businesses, FICC [Fixed Income, Currency and Commodities] and Equities strike to deliver high-quality service by offering broad market-making and market knowledge to our clients on a global basis. In addition, we use our expertise to take positions in markets, by committing capital and taking risk, to facilitate client transactions and to provide liquidity. Our willingness to make markets, commit capital and take risk in a broad range of fixed income, currency, commodity and equity products and their derivatives is crucial to our client relationships and to support our underwriting business by providing secondary market liquidity.
     142. Throughout the relevant period, notwithstanding the events described above, defendants repeatedly stated in the Company’s public filings that their goal was to protect their clients’ interests. For instance, in the Company’s Annual Report on Form 10-K filed on January 29, 2008, defendants claimed:
     Our current structure, which is organized by regional, industry and product groups, seeks to combine client-focused investment bankers with execution and industry expertise. We continually assess and adapt our organization to meet the demands of our clients in each geographic region. Through our commitment to teamwork, we believe that we provide services in an integrated fashion for the benefit of our clients.
     Our goal is to make available to our clients the entire resources of the firm in a seamless fashion, with investment banking serving as “front of the house.” To accomplish this objective, we focus on coordination among our equity and debt underwriting activities and our corporate risk and liability management activities. This coordination in intended to assist our investment banking clients in managing their asset and liability exposures and their capital.
     143. The above-quoted passage was also included verbatim in the Company’s Annual Report on Form 10-K filed with the SEC on January 27, 2009, which was signed by, among others, defendants Viniar, Blankfein, Bryan, Cohn, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Simmons, and Smith.
     144. Not only have the Individual Defendants repeatedly touted the Company’s ability to “manag[e] [their clients] asset and liability exposures and their capital,” but they also have failed to disclose any indications that the SEC was investigating Goldman or that the Company received a Wells Notice in July 2009. For instance, in the Company’s Annual Report on Form 10-K filed on March 1, 2010, the “Legal Proceedings” section states the following, in pertinent part:
     Item 3. Legal Proceedings
     We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period. Given the range of litigation and investigations presently under way, our litigation expenses can be expected to remain high.
     IPO Process Matters
     Group Inc. and GS&Co. are among the numerous financial services companies that have been named as defendants in a variety of lawsuits alleging improprieties in the process by which those companies participated in the underwriting of public offerings in recent years.
* * *
     World Online Litigation
     In March 2001, a Dutch shareholders association initiated legal proceedings for an unspecified amount of damages against GSI and others in Amsterdam District Court in connection with the initial public offering of World Online in March 2000, alleging misstatements and omissions in the offering materials and that the market was artificially inflated by improper public statements and stabilization activities. Goldman Sachs and ABN AMRO Rothschild served as joint global coordinators of the approximately €2.9 billion offering. GSI underwrote 20,268,846 shares and GS&Co. underwrote 6,756,282 shares for a total offering price of approximately €1.16 billion.
* * *

     Research Independence Matters
     GS&Co. is one of several investment firms that have been named as defendants in substantively identical purported class actions filed in the U.S. District Court for the Southern District of New York alleging violations of the federal securities laws in connection with research coverage of certain issuers and seeking compensatory damages. In one such action, relating to coverage of RSL Communications, Inc. commenced on July 15, 2003, GS&Co.’s motion to dismiss the complaint was denied. The district court granted the plaintiffs’ motion for class certification and the U.S. Court of Appeals for the Second Circuit, by an order dated January 26, 2007, vacated the district court’s class certification and remanded for reconsideration. By a decision dated August 4, 2009, the district court granted plaintiffs’ renewed motion seeking class certification. Defendants’ petition with the appellate court seeking review of the certification ruling was denied on January 25, 2010.
* * *
     Enron Litigation Matters
     Goldman Sachs affiliates are defendants in certain actions relating to Enron Corp., which filed for protection under the U.S. bankruptcy laws on December 2, 2001.
* * *
     Montana Power Litigation
     GS&Co. and Group Inc. have been named as defendants in two actions relating to financial advisory work rendered to Montana Power Company. On November 13, 2009, all parties entered into a settlement and the settlement was preliminarily approved on February 10, 2010. A final hearing has been scheduled for May 20, 2010 to May 21, 2010.
* * *
     Adelphia Communications Fraudulent Conveyance Litigation
     GS&Co. is among numerous entities named as defendants in two adversary proceedings commenced in the U.S. Bankruptcy Court for the Southern District of New York, one on July 6, 2003 by a creditors committee, and the second on or about July 31, 2003 by an equity committee of Adelphia Communications, Inc. Those proceedings have now been consolidated in a single amended complaint filed by the Adelphia Recovery Trust on October 31, 2007. The complaint seeks, among other things, to recover, as fraudulent conveyances, payments made allegedly by Adelphia Communications, Inc. and its affiliates to certain brokerage firms, including approximately $62.9 million allegedly paid to GS&Co., in respect of margin calls made in the ordinary course of business on accounts owned by members of the family that formerly controlled Adelphia Communications, Inc. By a decision dated May 4, 2009, the district court denied GS&Co.’s motion to dismiss the claim related to margin payments. GS&Co. moved for reconsideration, and by a decision dated June 15, 2009, the district court granted the motion insofar as requiring plaintiff to amend its complaint to specify the source of the margin payments to GS&Co. By a decision dated July 30, 2009, the district court held that the sufficiency of the amended claim would be determined at the summary judgment stage.
Specialist Matters
     Spear, Leeds & Kellogg Specialists LLC (SLKS) and certain affiliates have received requests for information from various governmental agencies and self-regulatory organizations as part of an industry-wide investigation relating to activities of floor specialists in recent years. Goldman Sachs has cooperated with the requests.
*     *     *
Treasury Matters
     On September 4, 2003, the SEC announced that GS&Co. had settled an administrative proceeding arising from certain trading in U.S. Treasury bonds over an approximately eight-minute period after GS&Co. received an October 31, 2001 telephone call from a Washington, D.C.-based political consultant concerning a forthcoming Treasury refunding announcement. Without admitting or denying the allegations, GS&Co. consented to the entry of an order that, among other things, (i) censured GS&Co.; (ii) directed GS&Co. to cease and desist from committing or causing any violations of Sections 15(c)(1)(A) and (C) and 15(f) of, and Rule 15c1-2 under, the Exchange Act; (iii) ordered GS&Co. to pay disgorgement and prejudgment interest in the amount of $1,742,642, and a civil monetary penalty of $5 million; and (iv) directed GS&Co. to conduct a review of its policies and procedures and adopt, implement and maintain policies and procedures consistent with the order and that review. GS&Co. also undertook to pay $2,562,740 in disgorgement and interest relating to certain trading in U.S. Treasury bond futures during the same eight-minute period.
*     *     *
Mutual Fund Matters
     GS&Co. and certain mutual fund affiliates have received subpoenas and requests for information from various governmental agencies and self-regulatory organizations including the SEC as part of the industry-wide investigation relating to the practices of mutual funds and their customers. GS&Co. and its affiliates have cooperated with such requests.
Refco Securities Litigation
     GS&Co. and the other lead underwriters for the August 2005 initial public offering of 26,500,000 shares of common stock of Refco Inc. are among the defendants in various putative class actions filed in the U.S. District Court for the Southern District of New York beginning in October 2005 by investors in Refco Inc. in response to certain publicly reported events that culminated in the October 17, 2005 filing by Refco Inc. and certain affiliates for protection under U.S. bankruptcy laws. The actions, which have been consolidated, allege violations of the disclosure requirements of the federal securities laws and seek compensatory damages. In addition to the underwriters, the consolidated complaint names as defendants Refco Inc. and certain of its affiliates, certain officers and directors of Refco Inc., Thomas H. Lee Partners, L.P. (which held a majority of Refco Inc.’s equity through certain funds it manages), Grant Thornton (Refco Inc.’s outside auditor), and BAWAG P.S.K. Bank fur Arbeit und Wirtschaft und Osterreichische Postsparkasse

Aktiengesellschaft (BAWAG). Lead plaintiffs entered into a settlement with BAWAG, which was approved following certain amendments on June 29, 2007. GS&Co. underwrote 5,639,200 shares of common stock at a price of $22 per share for a total offering price of approximately $124 million.
*     *     *
Short-Selling Litigation
     Group Inc., GS&Co. and Goldman Sachs Execution & Clearing, L.P. are among the numerous financial services firms that have been named as defendants in a purported class action filed on April 12, 2006 in the U.S. District Court for the Southern District of New York by customers who engaged in short-selling transactions in equity securities since April 12, 2000. The amended complaint generally alleges that the customers were charged fees in connection with the short sales but that the applicable securities were not necessarily borrowed to effect delivery, resulting in failed deliveries, and that the defendants conspired to set a minimum threshold borrowing rate for securities designated as hard to borrow. The complaint asserts a claim under the federal antitrust laws, as well as claims under the New York Business Law and common law, and seeks treble damages as well as injunctive relief. Defendants’ motion to dismiss the complaint was granted by a decision dated December 20, 2007. On December 3, 2009, the dismissal was affirmed by the U.S. Court of Appeals for the Second Circuit.
Fannie Mae Litigation
     GS&Co. was added as a defendant in an amended complaint filed on August 14, 2006 in a purported class action pending in the U.S. District Court for the District of Columbia. The complaint asserts violations of the federal securities laws generally arising from allegations concerning Fannie Mae’s accounting practices in connection with certain Fannie Mae-sponsored REMIC transactions that were allegedly arranged by GS&Co. The other defendants include Fannie Mae, certain of its past and present officers and directors, and accountants. By a decision dated May 8, 2007, the district court granted GS&Co.’s motion to dismiss the claim against it. The time for an appeal will not begin to run until disposition of the claims against other defendants.
*     *     *
Compensation Related Litigation
     On March 16, 2007, Group Inc., its board of directors, executive officers and members of its management committee were named as defendants in a purported shareholder derivative action in the U.S. District Court for the Eastern District of New York challenging the sufficiency of the firm’s February 21, 2007 Proxy Statement and the compensation of certain employees. The complaint generally alleges that the Proxy Statement undervalues stock option awards disclosed therein, that the recipients received excessive awards because the proper methodology was not followed, and that the firm’s senior management received excessive compensation, constituting corporate waste. The complaint seeks, among other things, an injunction against the 2007 Annual Meeting of Shareholders, the voiding of any election of directors in the absence of an injunction and an equitable accounting for the allegedly excessive compensation. On July 20, 2007, defendants moved to dismiss the complaint, and the motion was granted by an order dated December 18, 2008. Plaintiff appealed on January 13, 2009, and the dismissal was affirmed by the U.S. Court of Appeals for the Second Circuit on December 14, 2009.

*     *     *
Mortgage-Related Matters
     GS&Co. and certain of its affiliates, together with other financial services firms, have received requests for information from various governmental agencies and self-regulatory organizations relating to subprime mortgages, and securitizations, collateralized debt obligations and synthetic products related to subprime mortgages. GS&Co. and its affiliates are cooperating with the requests.
*     *     *
Auction Products Matters
     On August 21, 2008, GS&Co. entered into a settlement in principle with the Office of Attorney General of the State of New York and the Illinois Securities Department (on behalf of the North American Securities Administrators Association) regarding auction rate securities. On June 2, 2009, GS&Co. entered into an Assurance of Discontinuance with the Office of Attorney General of the State of New York. Under the agreement, Goldman Sachs agreed, among other things, (i) to offer to repurchase at par the outstanding auction rate securities that its private wealth management clients purchased through the firm prior to February 11, 2008, with the exception of those auction rate securities where auctions are clearing, (ii) to continue to work with issuers and other interested parties, including regulatory and governmental entities, to expeditiously provide liquidity solutions for institutional investors, and (iii) to pay a $22.5 million fine. The settlement, which is subject to definitive documentation and approval by the various states, other than New York, does not resolve any potential regulatory action by the SEC. On June 2, 2009, GS&Co. entered into an Assurance of Discontinuance with the New York Attorney General.
*     *     *
Private Equity-Sponsored Acquisitions Litigation
     Group Inc., and “GS Capital Partners” are among numerous private equity firms and investment banks named as defendants in a federal antitrust action filed in the U.S. District Court for the District of Massachusetts in December 2007. As amended, the complaint generally alleges that the defendants have colluded to limit competition in bidding for private equity-sponsored acquisitions of public companies, thereby resulting in lower prevailing bids and, by extension, less consideration for shareholders of those companies in violation of Section 1 of the U.S. Sherman Antitrust Act and common law. Defendants moved to dismiss on August 27, 2008. By an order dated November 19, 2008, the district court dismissed claims relating to certain transactions that were the subject of releases as part of the settlement of shareholder actions challenging such transactions, and by an order dated December 15, 2008 otherwise denied the motion to dismiss.
Washington Mutual Securities Litigation

     GS&Co. is among numerous underwriters named as defendants in a putative securities class action amended complaint filed on August 5, 2008 in the U.S. District Court for the Western District of Washington. As to the underwriters, plaintiffs allege that the offering documents in connection with various securities offerings by Washington Mutual, Inc. failed to describe accurately the company’s exposure to mortgage-related activities in violation of the disclosure requirements of the federal securities laws. The defendants include past and present directors and officers of Washington Mutual, the company’s former outside auditors, and numerous underwriters. By a decision dated May 15, 2009, the district court granted in part and denied in part the underwriter defendants’ motion to dismiss, with leave to replead, and on June 15, 2009, plaintiffs filed an amended complaint. By a decision dated October 27, 2009, the federal district court granted and denied in part the underwriters’ motion to dismiss.
*     *     *
Britannia Bulk Securities Litigation
     GS&Co. is among the underwriters named as defendants in numerous putative securities class actions filed beginning on November 6, 2008 in the U.S. District Court for the Southern District of New York arising from the June 17, 2008 $125 million initial public offering of common stock of Britannia Bulk Holdings, Inc. The complaints name as defendants the company, certain of its directors and officers, and the underwriters for the offering. Plaintiffs allege that the offering materials violated the disclosure requirements of the federal securities laws and seek compensatory damages. By a decision dated October 19, 2009, the district court granted the underwriter defendants’ motion to dismiss, and plaintiffs have elected not to appeal, disposing of the matter.
*     *     *
IndyMac Pass-Through Certificates Litigation
     GS&Co. is among numerous underwriters named as defendants in a putative securities class action filed on May 14, 2009 in the U.S. District Court for the Southern District of New York. As to the underwriters, plaintiffs allege that the offering documents in connection with various securitizations of mortgage-related assets violated the disclosure requirements of the federal securities laws. The defendants include IndyMac-related entities formed in connection with the securitizations, the underwriters of the offerings, certain ratings agencies which evaluated the credit quality of the securities, and certain former officers and directors of IndyMac affiliates. On November 2, 2009, the underwriters moved to dismiss the complaint. The motion was granted in part on February 17, 2010 to the extent of dismissing claims based on offerings in which no plaintiff purchased, and the court reserved judgment as to the other aspects of the motion.
*     *     *

     Credit Derivatives
     Group Inc. and certain of its affiliates have received inquiries from various governmental agencies and self-regulatory organizations regarding credit derivative instruments. The firm is cooperating with the requests.
     145. Incredibly, as is painfully apparent from the above paragraph, the Board saw fit to disclose no less than twenty areas of legal proceedings (or potential legal proceedings) the Company was subject to, which spanned approximately ten pages in the Company’s most recent Form 10-K, yet they failed to even mention that the Company had become the subject of an SEC investigation and had received a Wells Notice.
     146. Notably, defendants’ critical omission came at the same approximate time that the Company became subject to intense public scrutiny (and shareholder outrage) relating to its planned 2009 executive compensation. See, e.g., Colin Barr, Goldman Sachs: Your tax dollars, their big bonuses, CNN Money (October 16, 2009); Graham Bowley, Bonuses Put Goldman in Public Relations Bind, The New York Times (October 15, 2009); Evan Weinberger and Brendan Pierson, Pension Fund Slaps Goldman Sachs Over Bonuses, Law360, December 14, 2009 (discussing the “[o]utcry from Goldman’s shareholders over the company’s proposed record-setting bonus payments this year”). Under virtually any scenario, but particularly this one, defendants’ explanation that they did not disclose the existence of the Wells Notice before April 2010 because it was “immaterial” strains credulity.
     147. Accordingly, the above-statements were false and misleading when made because defendants knew and failed to disclose that: (1) they were not actually looking out for all of their clients’ best interests; and (2) the Company had become the subject of an SEC investigation and had received a Wells Notice in July 2009.
     148. On or about April 7, 2010, Goldman issued its 2009 Annual Report to Shareholders. Included in the report was a letter to shareholders signed by Blankfein and Cohn which stated in part:
     The firm’s focus on staying close to our clients and helping them to navigate uncertainty and achieve their objectives is largely responsible for what proved to be a year of resiliency across our businesses and, by extension, a strong performance for Goldman Sachs....

*     *     *
     As part of our trading with AIG, we purchased from them protection on super-senior collateralized debt obligation (CDO) risk. This protection was designed to hedge equivalent transactions executed with clients taking the other side of the same trades. In so doing, we served as an intermediary in assisting our clients to express a defined view on the market. The net risk we were exposed to was consistent with our role as a market intermediary rather than a proprietary market participant.
*     *     *
     Through the end of 2006, Goldman Sachs generally was long in exposure to residential mortgages and mortgage-related products, such as residential mortgage-backed securities (RMBS). CDOs backed by residential mortgages and credit default swaps referencing residential mortgage products. In late 2006, we began to experience losses in our daily residential mortgage-related products P&L as we market downed the value of our inventory of various residential mortgage-related products to reflect lower market prices.
     In response to those losses, we decided to reduce our overall exposure to the residential housing market, consistent with our risk protocols — given the uncertainty of the future direction of prices in the housing market and the increased market volatility. The firm did not generate enormous net revenues or profits by betting against residential mortgage-related products, as some have speculated; rather, our relatively early risk reduction resulted in our losing less money than we otherwise would have when the residential housing market began to deteriorate rapidly.
     The markets for residential mortgage-related products, and subprime mortgage securities in particular, were volatile and unpredictable in the first half of 2007. Investors in these markets held very different views of the future direction of the U.S. housing market based on their outlook on factors that were equally available to all market participants, including housing prices, interest rates and personal income and indebtedness data....
     The investors who transacted with Goldman Sachs in CDOs in 2007, as in prior years, were primarily large, global financial institutions, insurance companies and hedge funds (no pension funds invested in these products, with one exception: a corporate-related pension fund that had long been active in this area made a purchase of less than $5 million). These investors had significant resources, relationship with multiple financial intermediaries and access to extensive information and research flow, performed their own analysis of the data, formed their own views about trends, and many actively negotiated at arm’s length the structure and terms of transactions.
*     *     *
     Although Goldman Sachs held various positions in residential mortgage-related products in 2007, our short positions were not a “bet against our clients.” Rather, they served to offset our long positions. Our goal was, and is, to be in a position to make markets for our clients while managing our risk within prescribed limits.
THE TRUTH IS REVEALED
     149. On April 16, 2010, the SEC filed civil charges against Goldman and Tourre alleging that Goldman had sold mortgage investments without telling the buyer that the securities were crafted with input from Paulson who was betting that the securities would decrease in value. The investors lost nearly $1 billion while Paulson was able to capitalize on the housing market bust.
     150. The SEC is seeking to impose unspecified civil fines against Goldman and Tourre. The SEC says that Paulson paid Goldman approximately $15 million in 2007 to devise an investment tied to RMBS that the hedge fund viewed as likely to decline in value. The fraud allegations focus on how Goldman sold the securities. Goldman told investors that a third party, ACA, had selected the pools of subprime mortgages it used to create the securities. The SEC alleges that Goldman misled investors by failing to disclose that Paulson also played a role in selecting the mortgage bundles and stood to profit from its decline in value. According to the SEC Action, investors in the CDO lost about $1 billion while Paulson made a profit of about $1 billion.
     151. Included in the SEC Action is an e-mail from Tourre demonstrating that there was an intent to deceive Abacus 2007-AC1 investors. The e-mail stated “more and more leverage in the system, The whole building is about to collapse anytime now ... Only potential survivor, the fabulous Fab[rice Tourre] ... standing in the middle of all these complex, highly leveraged, exotic trades he created without necessarily understanding all of the implications of those monstrosities!!!”
     152. In a hastily-assembled reply to the SEC Action, Goldman categorically denied the SEC’s allegations. Specifically, defendants defiantly claimed that “[t]he SEC’s charges are completely unfounded in law and fact and we will vigorously contest them and defend the firm and its reputation.” Further, defendants arrogantly added that “[they] are disappointed that the SEC would bring this action.” Defendants stated, in part:
We want to emphasize the following four critical points which were missing from the SEC’s complaint.
• Goldman Sachs Lost Money On The Transaction. Goldman Sachs, itself, lost more than $90 million. Our fee was $15 million. We were subject to losses and we did not structure a portfolio that was designed to lose money.

• Extensive Disclosure Was Provided. IKB, a large German Bank and sophisticated CDO market participant and ACA Capital Management, the two investors, were provided extensive information about the underlying mortgage securities. The risk associated with the securities was known to these investors, who were among the most sophisticated mortgage investors in the world. These investors also understood that a synthetic CDO transaction necessarily included both a long and short side.
• ACA, the Largest Investor, Selected The Portfolio. The portfolio of mortgage backed securities in this investment was selected by an independent and experienced portfolio selection agent after a series of discussions, including with Paulson & Co., which were entirely typical of these types of transactions. ACA had the largest exposure to the transaction, investing $951 million. It had an obligation and every incentive to select appropriate securities.
• Goldman Sachs Never Represented to ACA That Paulson Was Going To Be A Long Investor. The SEC’s complaint accuses the firm of fraud because it didn’t disclose to one party of the transaction who was on the other side of that transaction. As normal business practice, market makers do not disclose the identities of a buyer to a seller and vice versa. Goldman Sachs never represented to ACA that Paulson was going to be a long investor.
     153. On April 16, 2010, a Bank of America Merrill Lynch analyst stated that:
This is clearly a serious charge.... The total alleged losses of $1bn would, if they were the basis of a settlement, be about $1/ share.
...But there is considerable uncertainty.
On the other hand, it’s not clear whether there are more such cases; nor whether the SEC might refer the case to the DOJ for criminal charges; nor how serious the reputational effects might be for GS and for the industry more broadly.
* * *
Potential Settlement amount probably manageable, but reputational hit harder to measure
The case states that GS received a $15 mm structuring fee and that Paulson earned, and investors lost, about $1 bn. The extent of GS’ direct financial exposure would thus seem to be about $1bn, or around $1 per share, assuming a judgment or (more likely in our view) settlement with the SEC were tax-deductible. However, the reputational damage could be considerably greater, unless it becomes clear that there are no other such cases against the firm and that no more individuals are charged.
     154. Analysts also questioned whether the Abacus 2007-AC1 is the only CDO that had disclosure issues. An April 16, 2010, Citi Investment Research & Analysis analyst stated that: “The SEC’s complaint refers to only one CDO structure, and the issue is whether this was an isolated incident or not. Reputation risk is biggest issue in our view.” An April 16, 2010, Oppenheimer & Co. analyst report stated that “we believe that GS is probably vulnerable to more charges and outsized fines.” A UBS Investment Research analyst was also concerned whether this is just the “tip of the iceberg.” The analyst stated “One-off or is this the tip of the iceberg? While this complaint refers to a single transaction, we think there could be others.”
     155. On April 19, 2010, The Guardian reported that even Bear Steams saw that creating a CDO at the behest of Paulson and that Paulson would then short would subject them to a “reputation issue.” The Guardian stated:
It is fascinating to learn that Bear Stearns turned down the opportunity to work with Paulson. The ill-fated investment bank decided that bringing more mortgage-backed securities into the world, just so that Paulson could bet on their toxicity, was a “reputation issue”. It did not wish to sell an investment to clients without telling them that a bearish hedge fund had inspired the creation.
     156. On April 17, 2010, the AP reported that the German government may consider taking legal action against Goldman. IKB stood as a buyer of Abacus 2007-AC1 and was rescued by German state-owned KfW development bank. On April 20, 2010, as a result of the Individual Defendants misdeeds related to CDOs, Great Britain’s Financial Services Authority opened an inquiry into the Company subjecting it to further liability and costs.
     157. As the Journal reported on April 24, 2010 in an article titled “Insiders Sold Shares As SEC Probed Firm,” the Insider Selling Defendants’ illicit insider sales represented “the most active spate of insider selling [by Goldman insiders] in three years”:
     Five senior executives of Goldman Sachs Group Inc., including the firm’s co-general counsel, sold $65.4 million worth of stock after the firm received notice of possible fraud charges, which later drove its stock down 13%.
     Sales by three of the five Goldman insiders occurred at prices higher than the stock’s current level. The stock sales by co-general counsel Esta Stecher, vice chairmen Michael Evans and Michael Sherwood, principal accounting officer Sarah Smith and board member John Bryan occurred between October 2009 and February 2010. It was the most active spate of insider selling in three years, according to InsiderScore.com in Princeton, N.J., which tracks and analyzes purchases and sales of stocks by top executives and directors.
     Goldman received notice of the possible charges last July, but didn’t publicly disclose that fact, later explaining that it didn’t consider such a notice material information investors would have needed to value the stock. A week ago, on April 16, the Securities and Exchange Commission filed civil-fraud charges against

Goldman for failing to disclose that a short seller, Paulson & Co., participated in selection of assets in a pool tied to subprime mortgages.
     The charges drove Goldman stock down from a closing price of $184.27 on April 15 to $160.70 on April 16. The stock hasn’t recovered any of the first-day loss. It closed out the week at $157.40 in 4 p.m. trading on the New York Stock Exchange.
* * *
     Messrs. Bryan and Sherwood and Ms. Stecher sold some or all of their shares after exercising options to buy at lower prices that would have expired between November 2010 and November 2012.
     Ms. Smith sold 16,129 shares on Oct. 16 for $3 million at $186.57 a share, according to InsiderScore.com.
     Mr. Sherwood sold shares between Nov. 13 and 24 for $31.9 million, or $174.65 a share, InsiderScore.com said. Mr. Evans sold shares between Nov. 23 and 27 for $23.7 million, or $169.56 a share. Ms. Stecher sold shares on Feb. 8 and 26 for $5.8 million, or $153.38 a share. And Mr. Bryant sold shares on Feb. 18 for $932,223, or $155.37 a share.
     Mr. Sherwood, co-chief executive of Goldman Sachs International in London and Mr. Evans, chairman of Goldman Sachs Asia in Hong Kong, are on the Goldman management committee with Ms. Stecher.
     Ben Silverman, director of research at InsiderScore.com, said the insider selling since October “was the most aggressive” at Goldman in three years, since late 2006 through early 2007.
     158. The New York Times reported in an article entitled “Goldman Cited ‘Serious’ Profits On Mortgages” published on April 24, 2010, certain of the defendants and other top Goldman insiders, including Blankfein, Cohn, and Viniar, traded e-mail messages in 2007 saying that they would make “some serious money” betting against the housing markets. These e-mails, as noted by The New York Times, “contradict statements by Goldman that left the impression that the firm lost money on mortgage-related investments.” Specifically, The New York Times reported:
     In late 2007, as the mortgage crisis gained momentum and many banks were suffering losses, Goldman Sachs executives traded e-mail messages saying that they would make “some serious money” betting against the housing markets.
     The messages, released Saturday by the Senate Permanent Subcommittee on Investigations, appear to contradict statements by Goldman that left the impression that the firm lost money on mortgage-related investments.

     In the messages, Lloyd C. Blankfein, the bank’s chief executive, acknowledged in November 2007 that the firm had lost money initially. But it later recovered by making negative bets, known as short positions, to profit as housing prices plummeted. “Of course we didn’t dodge the mortgage mess,” he wrote. “We lost money, then made more than we lost because of shorts.” He added, “It’s not over, so who knows how it will turn out ultimately.”
     In another message, dated July 25, 2007, David A. Viniar, Goldman’s chief financial officer, reacted to figures that said the company had made a $51 million profit from bets that housing securities would drop in value. “Tells you what might be happening to people who don’t have the big short,” he wrote to Gary D. Cohn, now Goldman’s president.
* * *
     Goldman on Saturday denied it made a significant profit on mortgage-related products in 2007 and 2008. It said the subcommittee had “cherry-picked” e-mail messages from the nearly 20 million pages of documents it provided. This sets up a showdown between the Senate subcommittee and Goldman, which has aggressively defended itself since the Securities and Exchange Commission filed a security fraud complaint against it nine days ago. On Tuesday, seven current and former Goldman employees, including Mr. Blankfein, are expected to testify at a Congressional hearing.
     Carl Levin, Democrat of Michigan and head of the Permanent Subcommittee on Investigations, said that the e-mail messages contrasted with Goldman’s public statements about its trading results. “The 2009 Goldman Sachs annual report stated that the firm ‘did not generate enormous net revenues by betting against residential related products;’ “Senator Levin said in a statement Saturday. “These e-mails show that, in fact, Goldman made a lot of money by betting against the mortgage market.”
     The messages appear to connect some of the dots at a crucial moment of Goldman history. They show that in 2007, as most other banks hemorrhaged money from plummeting mortgage holdings, Goldman prospered.
     At first, Goldman openly discussed its prescience in calling the housing downfall. In the third quarter of 2007, the investment bank reported publicly that it had made big profits on its negative bet on mortgages.
     But by the end of 2007, the firm curtailed disclosures about its mortgage trading results. Its chief financial officer told analysts that they should not expect Goldman to reveal whether it was long or short on the housing market. By late 2008, Goldman was emphasizing its losses, rather than its profits, pointing regularly to write-downs of $1.7 billion on mortgage assets in 2008 and not disclosing the amount it made on its negative bets.
     Goldman and other firms often take positions on both sides of an investment. Some are long, which are bets that the investment will do well, and some are shorts, which are bets the investment will do poorly,
     Goldman has said it added shorts to balance its mortgage book, not to make a directional bet on a market collapse. But the messages released by the subcommittee Saturday appear to show that in 2007, at least, Goldman’s short bets were eclipsing the losses on its long positions.

     In May 2007, for instance. Goldman workers e-mailed one another about losses on a bundle of mortgages issued by Long Beach Mortgage Securities. Though the firm lost money on those, a worker wrote, there was “good news”: “we own 10 mm in protection.” That meant Goldman had enough of a bet against the bond that, over all, it profited by $5 million.
     On Oct. 11, 2007, one Goldman manager in the trading unit wrote to another, “Sounds like we will make some serious money,” and received the response, “Yes we are well positioned.”
     Documents released by the Senate subcommittee appear to indicate that in July 2007, Goldman’s accounting showed losses of $322 million on positive mortgage positions, but its negative bet— what Mr. Viniar called “the big short” — brought in $373 million.
     As recently as a week ago a Goldman spokesman emphasized that the firm had tried only to hedge its mortgage holdings in 2007.
     The firm said in its annual report this month that it did not know back then where housing was headed, a sentiment expressed by Mr. Blankfein the last time he appeared before Congress.
     “We did not know at any minute what would happen next, even though there was a lot of writing,” he told the Financial Crisis Inquiry Commission in January.
     It is not known how much money in total Goldman made on its negative housing bets. Neither Goldman nor the panel issued information about Goldman’s mortgage earnings in 2009
     In its response Saturday, Goldman Sachs released an assortment of internal e-mail messages. They showed workers disagreeing at some junctures over the direction of the mortgage market. In 2008, Goldman was stung by some losses on higher-quality mortgage bonds it held, when the crisis expanded from losses on risky bonds with subprime loans to losses in mortgages that were given to people with better credit histories.
     Still, in late 2006, there are messages that show Goldman executives discussing ways to get rid of the firm’s positive mortgage positions by selling them to clients. In one message, Goldman’s chief financial officer, Mr. Viniar, wrote, “Let’s be aggressive distributing things.”
     Goldman also released detailed financial statements for its mortgage trading unit. Those statements showed that a group of traders in what was known as the structured products group made a profit of $3.69 billion as of Oct. 26, 2007, which more than covered losses in other parts of Goldman’s mortgage unit.
     Several traders from that group will testify on Tuesday.
     The messages released by Goldman included many written by Fabrice Tourre, the executive who is the only Goldman employee named in the S.E.C. complaint. They reveal his skepticism about the direction of the subprime mortgage market in 2007. In a March 7 message to his girlfriend, he wrote, “According to Sparks, that business is totally dead, and the poor little subprime borrowers will not last so long.” He was referring to Dan Sparks, then the head of Goldman’s mortgage trading unit.

     159. Also on April 24, 2010, the Senate Permanent Subcommittee on Investigations issued a press release stating that it would be investigating Goldman’s role in the financial crisis. In the press release, United States Senator Carl Levin stated:
“Investment banks such as Goldman Sachs were not simply market-makers, they were self-interested promoters of risky and complicated financial schemes that helped trigger the crisis,” ... “They bundled toxic mortgages into complex financial instruments, got the credit rating agencies lo label them as AAA securities, and sold them to investors, magnifying and spreading risk throughout the financial system, and all too often betting against the instruments they sold and profiting at the expense of their clients.” The 2009 Goldman Sachs annual report stated that the firm “did not generate enormous net revenues by betting against residential related products.” ... “These emails show that, in fact, Goldman made a lot of money by betting against the mortgage market.
     160. The press release also contained four Goldman internal e-mails related to the RMBS and CDO transactions. An e-mail from defendant Blankfein stated that Goldman had come out ahead of the mortgage crisis. The e-mail stated that “we lost money, then made more than we lost because of shorts.”
     161. On April 27, 2010, Goldman executives appeared in front of the Senate Permanent Subcommittee on Investigations. Defendant Blankfein was one of those executives that was skewered by the Senate panel. Senator Carl Levin told defendant Blankfein that “they’re buying something from you, and you are betting against it. And you want people to trust you? I wouldn’t trust you.” Senator Levin also stated that it was a “fundamental conflict” in Goldman’s selling securities and then betting against the same securities and not telling the buyers,
     162. As The New York Times reported:
     Even before the first question was leveled inside the Senate chamber, Tuesday was going to be uncomfortable for Goldman Sachs. But then the questions kept coming — and coming and coming.
     Through the day and into the evening, Goldman Sachs officials met with confrontation and blunt questioning as senators from both parties challenged them over their aggressive marketing of mortgage investments at a time when the housing market was already starting to falter.
     In an atmosphere charged by public animosity toward Wall Street, the senators compared the bankers to bookies and asked why Goldman had sold investments that its own sales team had disparaged with a vulgarity.

     “The idea that Wall Street came out of this thing just fine, thank you, is just something that just grates on people,” said Senator Edward E. Kaufman Jr., a Democrat from Delaware. “They think you didn’t just come out fine because it was luck. They think you guys just really gamed this thing real well.”
     But throughout a subcommittee hearing lasting more than 10 hours, current and former Goldman officials insisted that they had done nothing to mislead their clients. Time and again, the senators and the Goldman executives, among them the chairman and chief executive, Lloyd C. Blankfein, seemed to be talking past each other.
* * *
     A Republican member, Senator Susan M. Collins of Maine, turned from one witness to the next as she asked repeatedly whether they felt a duty to act in the best interest of their clients. Only one of the four witnesses she questioned seemed to affirm such a duty outright.
     In what almost added up to a light moment, Senator Mark L. Pryor, Democrat of Arkansas, said the public wanted to know what went wrong and “how we can fix it,” adding that Americans feel that Wall Street contributed to the financial crisis. “People feel like you are betting with other people’s money and other people’s future,” he said. “Instead of Wall Street, it looks like Las Vegas.”
     Senator Ensign said he took offense at the comparison, saying that in Las Vegas the casinos do not manipulate the odds while you are playing the game. The better analogy, he said, would be to someone playing a slot machine while the “guys on Wall Street” were “tweaking the odds in their favor.”
     The gap between Wall Street and the rest of the country was a recurring theme, with senators occasionally pointing out how much Goldman, and indeed the witnesses, had profited as the overall economy was headed for a plunge.
     Senator Claire McCaskill, Democrat of Missouri, mentioned during her questioning that she was trying to “home in on why I have so many unemployed people” and lost money in pensions.
     The questioning Tuesday put the Goldman witnesses on the defensive, with the senators expressing exasperation that they were deliberately dodging questions or stalling for time.
     It was at 10:01 a.m., one minute late, when the session began with opening remarks from subcommittee chairman, Senator Carl Levin, Democrat of Michigan. The public galleries, accommodating roughly 100 people, were full and included four people dressed in mock striped prison jumpsuits who jeered at the Goldman officials.
     “How do you live with yourself, Fab?” one shouted as Mr. Tourre was ushered out of the chamber after his testimony.

     A tone of confrontation was set at the beginning, with Senator Levin’s opening remarks. He said the questioning would focus on the role of investment banks in the financial crisis, and particularly on the activities of Goldman Sachs in 2007, which “contributed to the economic collapse that came full blown the following year.”
     While the hearing had ramifications for the entire sector and the activities of lenders to make more money from risky mortgage loans, Senator Levin added, it was focusing on Goldman as an “active player in building this mortgage machinery.”
     He said that while the S.E.C. suit and the courts would address the legality of its activities, “the question for us is one of ethics and policy: were Goldman’s actions in 2007 appropriate, and if not, should we act to bar similar actions in the future?”
     In addition to Mr. Tourre and Mr. Sparks, Goldman executives testifying included Joshua S. Birnbaum, a former managing director in the structured products group trading, and Michael J. Swenson, another managing director in that group.
     A second panel included David A. Viniar, executive vice president and chief financial officer, and Craig W. Broderick, the chief risk officer.
     At one point Mr. Viniar prompted a collective gasp when Mr. Levin asked him how he felt when he learned that Goldman employees had used vulgar terms to describe the poor quality of certain Goldman deals. Mr. Viniar replied, “I think that’s very unfortunate to have on e-mail.”
     Senator Levin then berated Mr. Viniar for not saying that he was appalled that Goldman employees even thought their deals were of poor quality, much less put it in e-mail. Mr. Viniar later apologized.
     As the hearing stretched into the evening, Mr. Blankfein, Goldman’s chief, entered the chamber with an almost angry demeanor. In a brief prepared statement, he held tight to Goldman’s defenses.
     Later, asked if he knew the housing market was doomed, Mr. Blankfein replied, “I think we’re not that smart.” Mr. Blankfein was asked repeatedly whether Goldman sold securities that it also bet against, and whether Goldman treated those clients properly.
     “You say betting against,” Mr. Blankfein said in a lengthy exchange. But he said the people who were coming to Goldman for risk in the housing market got just that: exposure to the housing market. “The unfortunate thing,” he said, “is that the housing market went south very quickly.”
     Senator Levin pressed Mr. Blankfein again on whether his customers should know what Goldman workers think of deals they are selling, and Mr. Blankfein reiterated his position that sophisticated investors should be allowed to buy what they want.

     Mr. Blankfein was also pressed on the deal at the center of the S.E.C. case. He said the investment was not meant to fail, as the S.E.C. claims, and in fact, that the deal was a success, in that it conveyed “risk that people wanted to have, and in a market that’s not a failure.”
     To which Senator Jon Tester, Democrat of Montana, replied, “It’s like we’re speaking a different language here.”
REASONS THE STATEMENTS WERE IMPROPER
     163. Goldman’s improper statements failed to disclose and misrepresented the following material adverse facts, which the Individual Defendants knew, consciously disregarded, or were reckless and grossly negligent in not knowing:
          (a) the Company had received a Wells Notice and the SEC would file a civil action against the Company about the Company’s involvement in Abacus 2007-AC1; and
          (b) the Company bet against its clients.
DAMAGES TO GOLDMAN CAUSED BY THE INDIVIDUAL DEFENDANTS
     164. As a result of the Individual Defendants’ improprieties, Goldman disseminated improper statements concerning its business prospects as alleged above. These improper statements have devastated Goldman’s credibility as reflected by the Company’s $12.4 billion, or 12.7%, market capitalization loss in a single day.
     165. Further, as a direct and proximate result of the Individual Defendants’ actions, Goldman has expended and will continue to expend significant sums of money. Such expenditures include, but are not limited to:
          (a) costs incurred from the defense and liability faced in the SEC Action;
          (b) costs incurred from damage to the Company’s reputation;
          (c) costs incurred from the defense of the investigation by the Financial Services Authority into Goldman’s London subsidiary; and
          (d) costs incurred from compensation and benefits paid to the defendants who have breached their duties to Goldman.
     166. Moreover, these actions have irreparably damaged Goldman’s corporate image and goodwill. For at least the foreseeable future, Goldman will suffer from what is known as the “liar’s discount,” a term applied to the stocks of companies who have been implicated in illegal behavior and have misled the investing public, such that Goldman’s ability to raise equity capital or debt on favorable terms in the future is now impaired.
INSIDER SELLING
     167. Rather than seek to correct Goldman’s public statements, the Insider Selling Defendants sought to use that information to sell their personal holdings while Goldman’s stock was artificially inflated. The following chart details the amount of personal Goldman holdings disposed of by the Insider Selling Defendants from October 16, 2009 to April 26, 2009:

	Transaction
Insider	Dates	Shares	Price	Proceeds
Smith	10/16/09	16,129	$186.57	$3,009,187
	11/13/09-
Sherwood	11/24/09	182,860	$171.54-$178.05	$31,936,166
	11/23/09-
Evans	11/27/09	140,000	$164.80-$173.47	$23,768,000
Stecher	2/8/10-2/26/10	37,558	$152.65-156.69	$5,760,388
Bryan	2/18/10	6,000	$155.37	$932,220
TOTAL		382,547		$65,405,961
     168. The Insider Selling Defendants’ proceeds from January 1, 2009 to April 16, 2010 were far greater than the periods that came before and after, as noted in the Journal.
DERIVATIVE AND DEMAND FUTILITY ALLEGATIONS
     169. Plaintiff brings this action derivatively in the right and for the benefit of Goldman to redress injuries suffered, and to be suffered, by Goldman as a direct result of breaches of fiduciary duty, waste of corporate assets, and unjust enrichment, as well as the aiding and abetting thereof, by the Individual Defendants. Goldman is named as a nominal defendant solely in a derivative capacity. This is not a collusive action to confer jurisdiction on this Court that it would not otherwise have.

     170. Plaintiff will adequately and fairly represent the interests of Goldman in enforcing and prosecuting its rights.
     171. Plaintiff was a shareholder of Goldman at the time of the wrongdoing complained of, has continuously been a shareholder since that time and is a current Goldman shareholder.
     172. The current Board of Goldman consists of the following twelve individuals: defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Simmons, and Schiro.
     173. As alleged above, defendant Blankfein, Cohn, Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Simmons, and Schiro, breached their fiduciary duties of loyalty and good faith by making improper statements regarding Goldman’s statements that it put its client’s interests first, did not stand on both sides of transactions, and failure to disclose a Wells Notice from the SEC.
     174. The SEC’s investigation and inquiries are something that must go to the Board level. If the Board was unaware of the SEC investigations and inquiries, then the Board acted in bad faith in not creating a reporting structure that would bring the SEC investigations to its attention. According to the Washington Post, the SEC and Goldman were engaged in discussions of a possible settlement for months before the SEC filed its action. SEC officials stated that they told Goldman during the Summer of 2009 that an action was likely. Additionally, the SEC informed Goldman in writing in March 2010 that it was planning to bring an action. Due to the seriousness of the SEC’s allegations, the past statements of the Company’s executives and that the SEC stood ready to file an action, the Board had a duty to disclose that Goldman was under investigation and that it received a Wells Notice. In fact, during a conference call on April 20, 2010, Goldman’s General Counsel Gregory Palm stated that, “our policy has always been to disclose to our investors everything that we consider to be material, and that would include investigations, obviously lawsuits, regulatory matters, anything.” Thus, the Board was well aware investigations and other regulatory matters are material information that must be disclosed to the Company’s shareholders. Nevertheless, the Board approved disclosures that omitted this material information and approved or allowed Goldman to make additional misleading statements about its role in CDO transactions. Such actions could not be the result of a fully-informed good faith decision, and therefore does not receive the protection of the business judgment rule, excusing a demand. In addition, the Board members face a substantial likelihood of liability due to their roles in misleading the Company’s shareholders and violating federal securities law. Accordingly, demand is futile as to the entire Board.
     175. Defendants Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal and Schiro (the “Audit Committee Defendants”) were members of the Audit Committee. The Audit Committee’s charter provides that it is responsible for reviewing and approving earnings press releases and annual financial statements files with the SEC. Thus, the Audit Committee Defendants were responsible for overseeing and directly participating in the dissemination of Goldman improper press releases and financial statements. Despite their knowledge, the Audit Committee Defendants approved the dissemination of the improper statements alleged above. In doing so, the Audit Committee Defendants breached their fiduciary duty of loyalty and good faith because they participated in the preparation of earnings press releases and financial statements that contained improper information, The Audit Committee Defendants now face a substantial likelihood of liability for their breach of fiduciary duties, making any demand upon them is futile.
     176. Defendants Blankfein, Cohn, Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons have demonstrated their unwillingness and/or inability to act in compliance with their fiduciary obligations and/or to sue themselves and/or their fellow directors and allies in the top ranks of the Company for the violations of law complained of herein. Most notably, this is evidenced by the Board’s refusal to properly inform itself by investigating the misconduct that has exposed Goldman to liability, in violation of their fiduciary duties to the Company and its shareholders. Indeed, the Board has not investigated or caused to be investigated any of the allegations raised in the July 2009 Wells Notice, the recent SEC Action or the illicit insider sales by some of the Company’s top executives and directors. Each member of the Board is a fiduciary under Delaware law, and as such they owe the corporation and its stockholders a duty of care to inform themselves properly. Indeed, defendants Blankfein, Cohn, Bryan, Dahlbäck, Friedman, George,

Gupta, Johnson, Juliber, Mittal, Schiro are each duty-bound to inform themselves of all material information reasonably available to them. The Board has failed to do so, as the financial media has specifically highlighted, and under such circumstances Delaware law does not require a stockholder to make a pre-suit demand on a board of directors. Thus, demand is excused.
     177. The Board has demonstrated its hostility to this action by failing to disclose the existence of the July 2009 Wells Notice and by participating in or permitting the issuance of defendants’ blanket denials of wrongdoing set forth above. Moreover, as described above, defendants’ defiant denials of wrongdoing have compromised the Board’s ability to investigate or take any action, and similarly have compromised the Board’s ability to independently and disinterestedly consider a demand. Thus, demand is excused.
     178. The principal professional occupation of defendant Blankfein is his employment with Goldman, pursuant to which he has received and continues to receive substantial monetary compensation and other benefits as alleged above. Accordingly, defendant Blankfein lacks independence from the remaining Director Defendants due to his interest in maintaining his executive positions at Goldman. This lack of independence renders defendant Blankfein incapable of impartially considering a demand to commence and vigorously prosecute this action. Goldman paid defendant Blankfein the following compensation:

Fiscal		All Other
Year	Salary	Compensation
2009	$600.000	$262,657
Accordingly, defendant Blankfein is incapable of impartially considering a demand to commence and vigorously prosecute this action because he has an interest in maintaining his principal occupation and the substantial compensation he receives in connection with that occupation. Demand is futile as to defendant Blankfein.
     179. The principal professional occupation of defendant Cohn is his employment with Goldman, pursuant to which he has received and continues to receive substantial monetary compensation and other benefits as alleged above. Accordingly, defendant Cohn lacks independence from the remaining Director Defendants due to his interest in maintaining his executive positions at

Goldman. This lack of independence renders defendant Cohn incapable of impartially considering a demand to commence and vigorously prosecute this action. Goldman paid defendant Cohn the following compensation:

Fiscal		All Other
Year	Salary	Compensation
2009	$600.000	$225.156
Accordingly, defendant Cohn is incapable of impartially considering a demand to commence and vigorously prosecute this action because he has an interest in maintaining his principal occupation and the substantial compensation he receives in connection with that occupation. Demand is futile as to defendant Cohn.
     180. Defendant Bryan sold Goldman stock under highly suspicious circumstances. Defendant Bryan as a director, possessed material, nonpublic company information and used that information to benefit himself. Defendant Bryan sold stock based on his knowledge of material, nonpublic Company information regarding the impending action by the SEC and the impending decrease in the value of his holdings of Goldman. While in possession of material non-public information concerning Goldman’s true business health, defendant Bryan sold 6,000 of his Goldman shares for $932,220 in proceeds. Accordingly, defendant Bryan faces a substantial likelihood of liability for breach of his fiduciary duty of loyalty. Any demand upon defendant Bryan is futile.
     181. According to reports, defendant Gupta is being examined by federal prosecutors relating to the Galleon hedge-fund founder Raj Rajaratnam’s insider trading. In particular, the Wall Street Journal reported that Gupta told Mr. Rajaratnam about Warren Buffet’s impending $5 billion investment in Goldman before the deal was announced. Defendant Gupta has a duty to the Company to withhold sharing information for the benefit of a third party to trade on material, nonpublic Company information. Gupta will not vote to initiate litigation against the Board knowing that it might reveal further details of his illegal and improper acts concerning Galleon or that it might provoke Board members into initiating its own litigation against him. Thus, any demand upon defendant Gupta is futile.
     182. Certain defendants are not independent because of their interrelated business, professional and personal relationships, have developed debilitating conflicts of interest that prevent the Board members of the Company from taking the necessary and proper action on behalf of the Company as requested herein. Specifically, the defendants listed below, are subject to the following prejudicial entanglements:
          (a) Defendants Blankfein, Schiro, and Gupta serve on the advisory board to Tsinghua University. These common directorships and loyalties prevent defendants Blankfein, Schiro, and Gupta from bringing causes of action against each other; and
          (b) Defendant Friedman and Johnson serve on the board of The Brookings Institution. These directorships and loyalties prevent defendants Friedman and Johnson from bringing causes of action against each other.
     183. Defendants Bryan, Johnson, Gupta, Friedman, Juliber, and Simmons are non-employee directors that have excessive financial relationships with the private Goldman Sachs Foundation (the “Foundation”), which is controlled by Blankfein, the Chairman and CEO of the Company. The Foundation is a New York not-for-profit corporation. The Foundation is funded by the Company. The Foundation is an exempt organization under 26 U.S.C. §501(c)(3). Defendants Bryan, Johnson, Gupta, Friedman, and Juliber are all board members of entities that rely on donations. As a result of the Foundation’s donations, defendants Bryan, Johnson, Gupta, Friedman, Juliber, and Simmons have all been assisted in their fund raising responsibilities directly by the Foundation and indirectly by Goldman. The Foundation’s contributions to their fund raising responsibilities were material. The SEC views a contribution for each director to be material if it equals or exceeds $10,000 per year. 17 C.F.R. § 229.402(k)(2)(vii) and Instruction 3 thereto.
     184. Defendant Bryan is a life trustee of the University of Chicago, to which the Foundation donated $200,000 in 2006 and allocated another $100,000 in 2007. As a trustee of the University, it is part of his job to raise money for it. These strong personal and financial ties raise reasonable doubts as to whether he can fairly and objectively consider a demand to sue Blankfein without being conflicted in his loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Bryan.

     185. Defendant Johnson is beholden to Blankfein for Goldman’s past and future gifts to The Brookings Institution. The Foundation donated $100,000 to The Brookings Institution in 2006 and $50,000 in 2007. These strong personal and financial ties raise reasonable doubts as to whether he can fairly and objectively consider a demand to sue Blankfein without being conflicted in his loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Johnson.
     186. Defendant Gupta is chairman of the board for the Indian School of Business in Hyderabad, India, member of the advisory board of Tsinghua University School of Economics and Management, and as a member of the United Nations Commission on the Private Sector and Development, as special adviser to the UN Secretary General on UN Reform. Gupta is conflicted due to Blankfein causing Goldman to donate to these various organizations. In particular, the Foundation has donated at least: (i) $1,600,000 to the Friends of the Indian School of Business; (ii) $2,500,000 to the Friends of Tsinghua School of Economics and Management; and (iii) $1,000,0000 to the Model UN program. These strong personal and financial ties raise reasonable doubts as to whether he can fairly and objectively consider a demand to sue Blankfein without being conflicted in his loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Gupta.
     187. Defendant Friedman is an emeritus trustee of Columbia University. The Foundation donated $890,000 to Columbia University. These strong personal and financial ties raise treasonable doubts as to whether he can fairly and objectively consider a demand to sue Blankfein without being conflicted in his loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Friedman.
     188. Defendant Juliber is on the board of Girls Incorporated. In 2006 and 2007, the Foundation donated $200,000 each year to Girls Incorporated, for a total of $400,000. These strong personal and financial ties raise reasonable doubts as to whether she can fairly and objectively consider a demand to sue Blankfein without being conflicted in her loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Juliber.

     189. Defendant Simmons is the President of Brown University. In 2006 and 2007, the Foundation donated $100,000 each year to Brown University, for a total of $200,000. These strong personal and financial ties raise reasonable doubts as to whether she can fairly and objectively consider a demand to sue Blankfein without being conflicted in her loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Simmons.
     190. Moreover, the acts complained of constitute violations of the fiduciary duties owed by Goldman’s officers and directors and these acts are incapable of ratification.
     191. Each of the defendant directors of Goldman authorized and/or permitted the improper statements disseminated directly to the public or made directly to securities analysts and which were made available and distributed to shareholders, authorized and/or permitted the issuance of various of the improper statements and are principal beneficiaries of the wrongdoing alleged herein, and thus could not fairly and fully prosecute such a suit even if such suit was instituted by them.
     192. Goldman has been and will continue to be exposed to significant losses due to the wrongdoing complained of herein, yet the Individual Defendants and current Board have not filed any lawsuits against themselves or others who were responsible for that wrongful conduct to attempt to recover for Goldman any part of the damages Goldman suffered and will suffer thereby.
     193. If Goldman’s current and past officers and directors are protected against personal liability for their acts of mismanagement and breach of fiduciary duty alleged in this complaint by directors’ and officers’ liability insurance, they caused the Company to purchase that insurance for their protection with corporate funds, i.e., monies belonging to the stockholders of Goldman. However, the directors’ and officers’ liability insurance policies covering the defendants in this case contain provisions that eliminate coverage for any action brought directly by Goldman against these defendants, known as the “insured versus insured exclusion.” As a result, if these directors were to cause Goldman to sue themselves or certain of the officers of Goldman, there would be no directors’ and officers’ insurance protection and thus, this is a further reason why they will not bring such a suit. On the other hand, if the suit is brought derivatively, as this action is brought, such insurance coverage exists and will provide a basis for the Company to effectuate recovery. If there is no directors’ and officers’ liability insurance, then the current directors will not cause Goldman to sue the defendants named herein, since they will face a large uninsured liability and lose the ability to recover for the Company from the insurance.
     194. Moreover, despite the Individual Defendants having knowledge of the claims and causes of action raised by plaintiff, the current Board has failed and refused to seek to recover for Goldman for any of the wrongdoing alleged by plaintiff herein.
     195. Plaintiff has not made any demand on the other shareholders of Goldman to institute this action since such demand would be a futile and use less act for at least the following reasons:
          (a) Goldman is a publicly held company with over 526.8 million shares outstanding, and thousands of shareholders;
          (b) making a demand on such a number of shareholders would be impossible for plaintiff who has no way of finding out the names, addresses or phone numbers of shareholders; and
          (c) making demand on all shareholders would force plaintiff to incur huge expenses, assuming all shareholders could be individually identified.
COUNT I
Against Defendants Blankfein, Cohn, and Viniar
for Breach of Fiduciary Duties of Care and Loyalty
     196. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     197. Defendants Blankfein, Cohn, and Viniar owed and owe Goldman fiduciary obligations. By reason of their fiduciary relationships, these defendants owed and owe Goldman the highest obligation of due care and loyalty and good faith.
     198. Defendants Blankfein, Cohn, and Viniar violated and breached their fiduciary duties of care and loyalty by making improper statements by stating that the Company was not standing on both sides of transactions with its customers and for failure to disclose that the Company had received a Wells Notice from the SEC.
     199. Defendants Blankfein, Cohn, and Viniar’s actions could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.

     200. As a direct and proximate result of defendants Blankfein, Cohn, and Viniar’s failure to perform their fiduciary obligations, Goldman has sustained significant damages. As a result of the misconduct alleged herein, these defendants are liable to the Company.
     201. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT II
Against the Audit Committee Defendants for Breach of Fiduciary Duties of Loyalty for
Dissemination of False and Misleading Statements
     202. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     203. The Audit Committee Defendants, defendants Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, and Schiro owed and owe Goldman fiduciary obligations. Additionally, the Audit Committee Defendants owed specific duties under the Audit Committee Charter in effect during times relevant hereto to review and discuss Goldman’s earnings press releases and financial results. By reason of their fiduciary relationships, these defendants owed and owe Goldman the highest obligation of loyalty, fair dealing, and good faith.
     204. The Audit Committee Defendants violated and breached their fiduciary duties of loyalty, reasonable inquiry, oversight, good faith, and supervision by knowingly or recklessly reviewing and approving improper statements included in Goldman’s earnings press releases and financial filings. As alleged above, these statements improperly stated and/or omitted to state that Goldman stood on both sides of its client’s transactions, failed to disclose that it received a Wells Notice from the SEC, and failed to disclose material information to its clients exposing it to significant liability. These statements were improper, however, because Goldman faced a substantial risk from increased regulation and oversight by regulatory authorities for the credit market crisis.
     205. The Audit Committee Defendants’ wrongful conduct could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.
     206. As a direct and proximate result of the Audit Committee Defendants’ failure to perform their fiduciary obligations, Goldman has sustained significant damages. As a result of the misconduct alleged herein, the Audit Committee Defendants are liable to the Company.

COUNT III
Against Defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlback, Juliber,
Friedman, Gupta, Mittal, Simmons, and Schiro for Breach of the Fiduciary Duties of
Loyalty
     207. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     208. Defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, Simmons, and Schiro owed and owe Goldman fiduciary obligations. By reason of their fiduciary relationships, these defendants owed and owe Goldman the highest obligation of loyalty, fair dealing and good faith.
     209. Defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, Simmons, and Schiro violated and breached their fiduciary duties by knowingly and/or recklessly making improper statements regarding Goldman’s exposure to the SEC Action, failing to disclose a Wells Notice it received, and for improper statements that it did not stand on both sides of transactions with its clients.
     210. Defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, Simmons, and Schiro’s wrongful conduct could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.
     211. As a direct and proximate result of defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, Simmons, and Schiro’s failure to perform their fiduciary obligations, Goldman has sustained significant damages. As a result of the misconduct alleged herein, these defendants are liable to the Company.
     212. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT IV
Against Defendants Sherwood, Evans, Stecher, Smith, and Bryan for
Breach of Fiduciary Duties for Insider Selling and Misappropriation of Information
     213. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

     214. At the time of the stock sales set forth herein, defendants Sherwood, Evans, Stecher, Smith, and Bryan were in possession of material, non-public, adverse information described above, and sold Goldman common stock on the basis of such information.
     215. The information described above (the July 2009 Wells Notice served on the Company by the SEC) was non-public information which defendants Sherwood, Evans, Stecher, Smith, and Bryan used for their own benefit when they sold Goldman common stock.
     216. Since the use of material, adverse, non-public information about Goldman for their own pecuniary gain constitutes a breach of their fiduciary duties, the Company is entitled to the imposition of a constructive trust on any profits the Insider Selling Defendants obtained thereby.
217.	Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT V
Against All Defendants for Waste of Corporate Assets
     218. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     219. As a result of the misconduct described above, the Individual Defendants wasted corporate assets: (i) by making improper statements that failed to disclose they were on both sides of their clients’ transactions and that the Company had received a Wells Notice from the SEC; (ii) by failing to properly consider the interests of the Company and its public shareholders; (iii) by failing to conduct proper supervision; (iv) by paying undeserved incentive compensation to certain of its executive officers; and (v) by incurring potentially hundreds of millions of dollars of legal liability and/or legal costs to defend defendants’ unlawful actions.
     220. As a result of the waste of corporate assets, the Individual Defendants are liable to the Company.
     221. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT VI
Against All Individual Defendants for Unjust Enrichment
     222. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.

     223. By their wrongful acts and omissions, the Individual Defendants were unjustly enriched at the expense of and to the detriment of Goldman. The Individual Defendants were unjustly enriched as a result of the compensation and director remuneration they received while breaching fiduciary duties owed to Goldman.
     224. Plaintiff, as a shareholder and representative of Goldman, seeks restitution from these defendants, and each of them, and seeks an order of this Court disgorging all profits, benefits and other compensation obtained by these defendants, and each of them, from their wrongful conduct and fiduciary breaches.
     225. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
PRAYER FOR RELIEF
     WHEREFORE, plaintiff demands for a judgment as follows:
     A. Against all of the Individual Defendants and in favor of the Company for the amount of damages sustained by the Company as a result of the Individual Defendants’ breaches of fiduciary duties, waste of corporate assets, and unjust enrichment;
     B. Directing Goldman to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable laws and to protect Goldman and its shareholders from a repeat of the damaging events described herein, including, but not limited to, putting forward for shareholder vote, resolutions for amendments to the Company’s By-Laws or Articles of Incorporation and taking such other action as may be necessary to place before shareholders for a vote the following Corporate Governance Policies:
          1. a proposal to strengthen the Board’s supervision of operations and develop and implement procedures for greater shareholder input into the policies and guidelines of the Board;
          2. a provision to permit the shareholders of Goldman to nominate at least three candidates for election to the Board;
          3. a provision to create a Board committee to monitor conflicts of interests in financial transactions;

          4. a provision to require the Board to disclose that the Company received a Wells Notice and the substance of the Wells Notice; and
          5. a proposal to strengthen Goldman’s oversight of its disclosure procedures.
     C. Extraordinary equitable and/or injunctive relief as permitted by law, equity and state statutory provisions sued hereunder, including attaching, impounding, imposing a constructive trust on or otherwise restricting defendants’ assets so as to assure that plaintiff on behalf of Goldman has an effective remedy;
     D. Awarding to Goldman restitution from the defendants, and each of them, and ordering disgorgement of all profits, benefits, and other compensation obtained by the defendants;
     E. Awarding to plaintiff reasonable attorneys’ fees, consultant and expert fees, costs and expenses; and
     F. Granting such other and further relief as the Court deems just and proper.
JURY DEMAND
     Plaintiff demands a trial by jury.

DATED: April 29, 2010	LAW OFFICES OF THOMAS G. AMON

/s/ Thomas G. Amon

THOMAS G. AMON (TGA- 1515)

250 West 57th Street, Suite 1316
New York, NY 10107
Telephone: (212) 810-2430
Facsimile: (212)810-2427

ROBBINS UMEDA LLP
BRIAN J. ROBBINS
GEORGE C. AGUILAR
SHANE P. SANDERS
JULIA M. WILLIAMS
600 B Street, Suite 1900
San Diego, CA 92101
Telephone: (619) 525-3990
Facsimile: (619)525-3991

Attorneys for Plaintiff

VERIFICATION
     I, James Clem, hereby declare as follows:
     I am a shareholder of The Goldman Sachs Group, Inc. (the “Company”). 1 was a shareholder at the time of the wrongdoing complained of and I remain a shareholder. I have retained competent counsel and I am ready, willing and able to pursue this action vigorously on behalf of the Company. I have read the Verified Shareholder Derivative Complaint for Breach of Fiduciary Duty, Waste of Corporate Assets, and Unjust Enrichment (the “Complaint”). Based upon discussions with and reliance upon my counsel, and as to those facts of which I have personal knowledge, the Complaint is true and correct to the best of my knowledge, information and belief.
     I declare under penalty of perjury that the foregoing is true and correct.
     Signed and Accepted:

Dated:	4/29/2010

/s/ James Clem

JAMES CLEM